EXHIBIT 10.15

EXECUTION VERSION

REVOLVING CREDIT AGREEMENT

Dated as of

August 24, 2006

by and among

CONTAINER LEASING INTERNATIONAL, LLC

(D/B/A CARLISLE LEASING INTERNATIONAL, LLC),

as the Borrower

DEUTSCHE BANK TRUST COMPANY AMERICAS

WACHOVIA BANK, NATIONAL ASSOCIATION,

as the

Lenders

DEUTSCHE BANK SECURITIES INC.

WACHOVIA CAPITAL MARKETS, LLC,

as the

Joint Lead Arrangers

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as the Administrative Agent

TABLE OF CONTENTS

1.	DEFINITIONS AND RULES OF INTERPRETATION		1
	1.1.	Definitions	1
	1.2.	Rules of Interpretation	24
2.	THE REVOLVING CREDIT FACILITY		25
	2.1.	Commitment to Lend	25
	2.2.	Commitment Fee	25
	2.3.	Reduction of Total Commitment	26
	2.4.	The Notes	26
	2.5.	Interest on Revolving Credit Loans	26
	2.6.	Requests for Revolving Credit Loans	27
	2.7.	Conversion Options	27
	2.8.	Funds for Revolving Credit Loan	28
	2.9.	The Swing Line	29
3.	REPAYMENT OF THE REVOLVING CREDIT LOANS		32
	3.1.	Maturity	32
	3.2.	Mandatory Repayments of Revolving Credit Loans	32
	3.3.	Optional Repayments of Revolving Credit Loans	32
4.	LETTERS OF CREDIT		33
	4.1.	Letter of Credit Commitments	33
	4.2.	Reimbursement Obligation of the Borrower	34
	4.3.	Letter of Credit Payments	35
	4.4.	Obligations Absolute	36
	4.5.	Reliance by Issuer	36
	4.6.	Letter of Credit Fee	37
	4.7.	Replacement of Issuing Bank	37
5.	CERTAIN GENERAL PROVISIONS		37
	5.1.	Funds for Payments	37
	5.2.	Computations	40
	5.3.	Inability to Determine LIBOR Rate	41
	5.4.	Illegality	41
	5.5.	Additional Costs, etc.	41
	5.6.	Capital Adequacy	42
	5.7.	Certificate	43
	5.8.	Indemnity	43
	5.9.	Limitation on Increased Costs	44
	5.10.	Interest After Default	44
6.	COLLATERAL SECURITY AND GUARANTIES		44
	6.1.	Security of Borrower	44
	6.2.	Guaranties and Security of Restricted Subsidiaries	44

-i-

7.	REPRESENTATIONS AND WARRANTIES		44
	7.1.	Corporate Authority	45
	7.2.	Governmental Approvals	45
	7.3.	Title to Properties; Leases	46
	7.4.	Financial Statements and Projections	46
	7.5.	Franchises, Patents, Copyrights, etc.	47
	7.6.	Litigation	47
	7.7.	No Materially Adverse Contracts, etc.	47
	7.8.	Compliance with Other Instruments, Laws, etc.	47
	7.9.	Tax Status	47
	7.10.	Investment Company Act	48
	7.11.	Perfection of Security Interest	48
	7.12.	Employee Benefit Plans	48
	7.13.	Environmental Compliance	49
	7.14.	Subsidiaries, etc.	51
	7.15.	Bank Accounts	51
	7.16.	Disclosure	51
	7.17.	Foreign Assets Control Regulations, Etc.	51
	7.18.	Appraisal and Valuation Report	52
8.	AFFIRMATIVE COVENANTS		52
	8.1.	[Reserved]	52
	8.2.	Maintenance of Office	52
	8.3.	Records and Accounts	52
	8.4.	Financial Statements, Certificates and Information	53
	8.5.	Notices	54
	8.6.	Legal Existence; Maintenance of Properties	55
	8.7.	Insurance	56
	8.8.	Taxes	56
	8.9.	Inspection of Properties and Books, etc.	56
	8.10.	Compliance with Laws, Contracts, Licenses, and Permits	57
	8.11.	Use of Proceeds	57
	8.12.	Employee Benefit Plans	58
	8.13.	Further Assurances	58
	8.14.	New Subsidiaries	58
9.	CERTAIN NEGATIVE COVENANTS		59
	9.1.	Restrictions on Indebtedness	59
	9.2.	Restrictions on Liens	60
	9.3.	Restrictions on Investments	64
	9.4.	Restricted Payments	66
	9.5.	Merger, Consolidation and Disposition of Assets	66
	9.6.	Sale and Leaseback	67
	9.7.	Compliance with Environmental Laws	67
	9.8.	Employee Benefit Plans	67
	9.9.	Business Activities	68
	9.10.	Fiscal Year	68
	9.11.	Transactions with Affiliates	68

-ii-

	9.12.	Container Management System	69
	9.13.	Ownership Interest in Unrestricted Subsidiaries	69
	9.14.	Indebtedness of CLIF	69
10.	FINANCIAL COVENANTS		69
	10.1.	Consolidated Tangible Net Worth	70
11.	CLOSING CONDITIONS		70
	11.1.	Loan Documents, etc.	70
	11.2.	Certified Copies of Governing Documents	70
	11.3.	Corporate or Other Action	70
	11.4.	Incumbency Certificate	70
	11.5.	Validity of Liens	71
	11.6.	Perfection Certificates and UCC Search Results	71
	11.7.	Financial Statements; Projections	71
	11.8.	Certificates of Insurance	71
	11.9.	Other Financings	71
	11.10.	Borrowing Base Report	71
	11.11.	Solvency Certificate	71
	11.12.	Opinion of Counsel	71
	11.13.	Payment of Fees	72
	11.14.	Appraisal and Valuation Report	72
12.	CONDITIONS TO ALL BORROWINGS		72
	12.1.	Representations True; No Event of Default	72
	12.2.	Borrowing Base Report	72
13.	EVENTS OF DEFAULT; ACCELERATION; ETC.		72
	13.1.	Events of Default and Acceleration	72
	13.2.	Termination of Commitments	76
	13.3.	Remedies	76
	13.4.	Distribution of Collateral Proceeds	76
14.	THE ADMINISTRATIVE AGENT		77
	14.1.	Authorization; Reliance by Agent	77
	14.2.	Delegation of Duties	78
	14.3.	Exculpatory Provisions	79
	14.4.	No Representations	79
	14.5.	Payments	80
	14.6.	Holders of Notes	81
	14.7.	Reimbursement by Lenders	81
	14.8.	Rights as Lender	82
	14.9.	Resignation of Agent	82
	14.10.	Notification of Defaults and Events of Default	82
	14.11.	Duties in the Case of Enforcement	83
	14.12.	Agent May File Proofs of Claim	83
	14.13.	No Other Duties, etc.	84
15.	ASSIGNMENT		84
	15.1.	General Conditions	84

-iii-

	15.2.	Assignments	84
	15.3.	Register	85
	15.4.	Participations	86
	15.5.	Certain Pledges	86
	15.6.	New Notes	87
	15.7.	Assignment by Borrower	87
16.	PROVISIONS OF GENERAL APPLICATIONS		87
	16.1.	Setoff; Proration of Payments	87
	16.2.	Expenses	88
	16.3.	Indemnification	89
	16.4.	Treatment of Certain Confidential Information.	90
	16.5.	Survival of Covenants, Etc.	91
	16.6.	Notices	91
	16.7.	Governing Law; Submission to Jurisdiction; Waiver of Venue	92
	16.8.	Headings	93
	16.9.	Counterparts	93
	16.10.	Entire Agreement, Etc.	93
	16.11.	Waiver of Jury Trial	93
	16.12.	Consents, Amendments, Waivers, Etc.	94
	16.13.	Severability	95

-iv-

Exhibits

Exhibit A	Form of Borrowing Base Report
Exhibit B	Form of Note
Exhibit C	Form of Revolving Loan Request
Exhibit D	Form of Compliance Certificate
Exhibit E	Assignment and Acceptance
Exhibit F	Form of Guaranty
Exhibit G	Form of Restricted Subsidiary Security Agreement
Exhibit H	Form of Stock Pledge Agreement

Schedules

Schedule 1	Lenders and Commitments
Schedule 7.3	Title to Properties; Leases
Schedule 7.6	Litigation
Schedule 7.12	Employee Benefit Plans
Schedule 7.13(a)	Owned Real Estate
Schedule 7.13(b)	Leased Real Estate
Schedule 7.14	Subsidiaries Etc.
Schedule 7.15	Bank Accounts
Schedule 9.1	Existing Indebtedness
Schedule 9.2	Existing Liens
Schedule 9.2.2	Existing Restrictions on Negative Pledges and Upstream Limitations
Schedule 9.3	Existing Investments

-v-

EXECUTION VERSION

REVOLVING CREDIT AGREEMENT

This REVOLVING CREDIT AGREEMENT is made as of August 24, 2006, by and among CONTAINER LEASING INTERNATIONAL, LLC (D/B/A CARLISLE LEASING INTERNATIONAL, LLC) (the “Borrower”), a New York limited liability company having its principal place of business at One Maynard Drive, Park Ridge, New Jersey 07656, and DEUTSCHE BANK TRUST COMPANY AMERICAS, a banking corporation organized under the laws of the State of New York (“DB”), and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association (“WB” and, together with DB, the “Lenders” and each a “Lender”), DEUTSCHE BANK SECURITIES INC., a corporation organized under the laws of the State of Delaware, and WACHOVIA CAPITAL MARKETS LLC, a limited liability company organized under the laws of the State of Delaware, as the joint lead arrangers (each, a “Joint Lead Arranger” and collectively, the “Joint Lead Arrangers”), and DEUTSCHE BANK TRUST COMPANY AMERICAS, a banking corporation organized under the laws of the State of New York, as administrative agent for itself and such other lending institutions (the “Agent”).

W I T N E S S E T H:

In consideration of the mutual covenants and agreements set forth herein below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. DEFINITIONS AND RULES OF INTERPRETATION.

1.1. Definitions. As used in this Credit Agreement, the following terms shall have the following meanings:

Additional Securitization Entity. As to the Borrower or any of its Subsidiaries, a special purpose bankruptcy-remote corporation, partnership, trust, limited liability company or other business entity that is formed by and will remain wholly owned by the Borrower or any Subsidiary for the sole and exclusive purpose of purchasing or financing assets of the Borrower and/or its Subsidiaries pursuant to a Permitted Securitization.

Adjusted Value. With respect to any Container, Generator or Chassis, the appraised value, expressed in Dollars, set forth in the Appraisal and Valuation Report as of the Adjusted Value Date.

Adjusted Value Date. February 15, 2006.

Administrative Questionnaire. An Administrative Questionnaire in a form supplied by the Agent.

Advance Rate. For any Interest Period, the percentage represented by the quotient of (i) the sum of the average outstanding amount of the Revolving Credit Loans plus

Swing Line Loans plus the Maximum Drawing Amount during such Interest Period, over (ii) the average Borrowing Base during such Interest Period.

Agent. As defined in the preamble hereto and each other Person appointed as the successor Agent in accordance with §14.9.

Agent’s Office. The Agent’s office located at 60 Wall Street, New York, New York 10005, or at such other location as the Agent may designate from time to time.

Agent’s Special Counsel. Thacher Proffitt & Wood LLP or such other counsel as may be selected by the Agent.

Affiliate. Any Person which, directly or indirectly, controls, is controlled by or is under common control with another Person. “Control” of a Person means the power, directly or indirectly, (a) to vote ten percent (10%) or more of the Capital Stock (on a fully diluted basis) of such Person having ordinary voting power for the election of directors, managing members or general partners (as applicable); or (b) to direct or cause the direction of the management and policies of such Person (whether by contract or otherwise).

Applicable Margin. The Applicable Margin for each Interest Period shall be the applicable margin set forth below with respect to the Advance Rate for such Interest Period.

Level	Advance Rate	LIBOR Rate Loans	Base Rate Loans
I	Greater than or equal to 85%	1.25%	0.25%
II	Less than 85% but greater than or equal to 75%	1.00%	0%
III	Less than 75%	0.75%	minus 0.25%

Notwithstanding the foregoing, if the Borrower fails to deliver when due any Compliance Certificate pursuant to § 8.4(c) or Borrowing Base Report pursuant to Section 8.4(e) hereof, then, for the period commencing on the due date for such report through the date on which such Compliance Certificate or Borrowing Base Report, as the case may be, is delivered, the Applicable Margin shall be the highest Applicable Margin set forth above.

Applicable Pension Legislation. At any time, any pension or retirement benefits legislation (be it national, federal, provincial, territorial or otherwise) then applicable to the Borrower or any of its Subsidiaries.

Appraisal and Valuation Report. The report prepared by the Appraisal Firm, entitled “Valuation of the Assets of Carlisle Leasing International, LLC as of February 15, 2006”.

Appraisal Firm. Valuation Research Corporation.

Approved Fund. Any Fund that is administered or managed by (a) an Initial Lender, (b) an Affiliate of an Initial Lender or (c) an entity or an Affiliate of an entity that administers or manages an Initial Lender.

Assignment and Acceptance. An assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by §15.2), and accepted by the Agent, in substantially the form of Exhibit E or any other form approved by the Agent.

Balance Sheet Date. December 31, 2005.

Base Rate. The higher of (a) the variable annual rate of interest so designated from time to time by the Agent as its “prime rate”, such rate being a reference rate and not necessarily representing the lowest or best rate being charged to any customer, and (b) one-half of one percent (0.5%) above the Federal Funds Effective Rate. For the purposes of this definition, “Federal Funds Effective Rate” shall mean for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three (3) funds brokers of recognized standing selected by the Agent. Changes in the Base Rate resulting from any publicly announced changes in the Agent’s “prime rate” shall take place immediately without notice or demand of any kind.

Base Rate Loans. Those Revolving Credit Loans and Swing Line Loans bearing interest calculated by reference to the Base Rate.

Borrower. As defined in the preamble hereto.

Borrower Security Agreement. The Security Agreement, dated or to be dated on or prior to the Closing Date, between the Borrower and the Agent and in form and substance satisfactory to the Agent.

Borrowing Base. At the relevant time of reference thereto, an amount, determined by the Agent by reference to the most recent Borrowing Base Report delivered to the Lenders and the Agent pursuant to §8.4(e), which is equal to the sum, without duplication, of (i) 100% of the Determined Value, measured as of the last day of the month immediately preceding such date of determination, of Eligible Containers, plus (ii) 100% of the Determined Value, measured as of the last day of the month immediately preceding such date of determination, of Eligible Generators, plus (iii) 100% of the Determined Value, measured as of the last day of the month immediately preceding such date of determination, of Eligible Refrigeration Units, (iv) 100% of the Determined Value, measured as of the last day of the month immediately preceding such date of determination, of Eligible Chassis, plus (v) 100% of the Net Present Value of Direct

Finance Lease Receivables (other than Direct Finance Lease Receivables arising from Containers, Generators or Chassis that are included in clauses (i), (ii) or (iv) of this definition); provided however, that (A) the amount included in the Borrowing Base pursuant to clause (ii) above shall not at any time exceed an amount equal to 25% of the total Borrowing Base, and (B) the amount included in the Borrowing Base pursuant to clause (iii) above shall not at any time exceed an amount equal to 15% of the total Borrowing Base.

Borrowing Base Report. A Borrowing Base Report signed by the chief financial officer of the Borrower and in substantially the form of Exhibit A hereto.

Business Day. Any day on which banking institutions in New York, New York, are open for the transaction of banking business and, in the case of LIBOR Rate Loans, also a day which is a LIBOR Business Day.

Capitalized Leases. Leases under which the Borrower or any of its Subsidiaries is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP.

Capital Stock. Any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

Casualty Event. With respect to any property (including any interest in property) of the Borrower or any of its Subsidiaries, any loss of, damage to, or condemnation or other taking of, such property for which the Borrower or such Subsidiary receives insurance proceeds, proceeds of a condemnation award or other compensation.

CERCLA. See §7.12.

Change of Control. One of the following: (a) prior to the occurrence of a Qualifying IPO, an event or series of events by which Fortress Investment Group (i) legally or beneficially owns less than 51% of the Capital Stock or less than 51% of the Voting Stock of the Borrower, in each case as adjusted pursuant to any stock split, stock dividend, recapitalization, or reclassification of the capital of the Borrower or (ii) fails to have the power to elect a majority of the Managers Committee of the Borrower, unless, at the time any such event or series of events occurs, the Required Lenders approves the identity of the Person who has the power to elect a majority of the Managers Committee of the Borrower, such approval not to be unreasonably withheld, or (b) upon or following the occurrence of a Qualifying IPO, any Person other than Fortress Investment Group acquires (A) legal or beneficial ownership of more than 50% of the Capital Stock or Voting Stock of the Borrower, in each case as adjusted pursuant to any stock split, stock dividend, recapitalization, or reclassification of the capital of the Borrower or (B) the power to elect a majority of the Managers Committee of the Borrower.

Chassis. The chassis for marine and intermodal cargo containers to which the Borrower or any Restricted Subsidiary (i) has good title, or (ii) is the lessor under a Direct Finance Lease and, in either case, is held for sale or re-lease by the Borrower or such Restricted Subsidiary in the conduct of its business.

CLIF. CLI Funding LLC, a limited liability company organized under the laws of the State of Delaware.

CLIF Pledge Agreement. The pledge agreement, dated as of October 26, 2001, between the Borrower and the Trustee, as such agreement may be amended, modified or supplemented from time to time in accordance with its terms.

Closing Date. The first date on which the conditions set forth in §11 have been satisfied and any Revolving Credit Loans are to be made or any Letter of Credit is to be issued hereunder.

Code. The Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code as in effect at the date of this Credit Agreement and any subsequent provisions of the Code amendatory thereof, supplemental thereto or substituted therefor.

Collateral. All of the property, rights and interests of the Borrower and its Restricted Subsidiaries that are or are intended to be subject to the Liens created by the Security Documents.

Commitment. With respect to each Lender, the amount set forth on Schedule 1 hereto as the amount of such Lender’s commitment to make Revolving Credit Loans to, and to participate in the issuance, extension and renewal of Letters of Credit for the account of, the Borrower, as the same may be reduced from time to time; or if such commitment is terminated pursuant to the provisions hereof, zero.

Commitment Fee. See §2.2.

Commitment Percentage. With respect to each Lender, the percentage set forth on Schedule 1 hereto as such Lender’s percentage of the aggregate Commitments of all of the Lenders.

Compliance Certificate. A compliance certificate, substantially in the form of Exhibit D attached hereto.

Consolidated or consolidated. With reference to any term defined herein, shall mean that term as applied to the accounts of the Borrower and its Subsidiaries, consolidated in accordance with GAAP.

Consolidated Tangible Net Worth. The excess of Consolidated Total Assets over Consolidated Total Liabilities (excluding in each case adjustments to translate foreign assets and liabilities for changes in foreign exchange rates made in accordance with Financial Accounting Standards Board Statement (“FASB”) No. 52 and further excluding adjustments due to derivative transactions and other interest rate swap and hedging transactions made in accordance with FASB No. 133), and less the total book value of all assets properly classified as intangible assets under GAAP, including such items as goodwill, the purchase price of acquired assets in excess of the fair market value thereof, trademarks, trade names, service marks, brand names, copyrights, patents and licenses, and rights with respect to the foregoing.

Consolidated Total Assets. The sum of (a) all assets (“consolidated balance sheet assets”) of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP, plus (b) without duplication, all assets of the Borrower or any Subsidiary as lessee under any Synthetic Lease to the extent that such assets would have been consolidated balance sheet assets had the Synthetic Lease been treated for accounting purposes as a Capitalized Lease.

Consolidated Total Liabilities. The sum of (a) all liabilities of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP and classified as such on the consolidated balance sheet of the Borrower and its Subsidiaries and all other Indebtedness of the Borrower and its Subsidiaries, whether or not so classified plus (b) without duplication, all liabilities leased by the Borrower or any Subsidiary as lessee under any Synthetic Lease to the extent that such liabilities would have been included in Consolidated Total Liabilities had the Synthetic Lease been treated for accounting purposes as a Capitalized Lease.

Container Management System. The tracking and billing system used by the Borrower and its Affiliates and any upgrade of, successor to, or replacement for, such system.

Containers. The marine and intermodal cargo containers to which the Borrower or any Restricted Subsidiary (i) has good title, or (ii) is the lessor under a Direct Finance Lease and, in either such case, is held for sale or re-sale by the Borrower or such Restricted Subsidiary in the conduct of its business, including, without limitation, refrigerated containers.

Conversion Request. A notice given by the Borrower to the Agent of the Borrower’s election to convert or continue a Revolving Credit Loan in accordance with §2.7.

Credit Agreement. This Revolving Credit Agreement, including the Schedules and Exhibits hereto.

DB. As defined in the preamble hereto.

Default. See §13.1.

Defaulted Finance Lease. Any Direct Finance Lease for which (A) any regularly scheduled rental payment or other material payment (or portion thereof) owing pursuant to the terms of such Direct Finance Lease is more than 120 days delinquent (measured from its contractual due date), or (B) the Borrower has repossessed the Containers,

Chassis or other equipment that is subject to such Direct Finance Lease or is otherwise exercising remedies pursuant to the terms of such Direct Finance Lease, or (C) the Borrower has otherwise determined that all or any regularly scheduled rental payments or end of term payments owing pursuant to the terms of such Direct Finance Lease are wholly or partially uncollectible, or (D) both of the following shall have occurred with respect to such Direct Finance Lease: (i) the lessee under such Direct Finance Lease is the subject of a bankruptcy or insolvency proceeding under applicable law, and (ii) such lessee is not current in the payment of rental or other payments owing by the lessee thereunder within ninety (90) days subsequent to the commencement of such bankruptcy or insolvency proceedings.

Determined Value. At the relevant time of reference thereto, the Net Book Value of Eligible Containers, Eligible Generators, Eligible Refrigeration Units or Eligible Chassis, as the case may be, determined in accordance with GAAP.

Direct Finance Lease Receivables. All rights of the Borrower and the Restricted Subsidiaries to payment in respect of Eligible Direct Finance Leases.

Direct Finance Lease Rate. With respect to any Direct Finance Lease, the interest rate applicable to such Direct Finance Lease.

Direct Finance Leases. Leases pursuant to which the Borrower or a Restricted Subsidiary as lessor leases Containers or Generators to a lessee and (a) the terms of such lease provide that title to such Containers or Generators, as the case may be, will pass to such lessee at the end of the lease term automatically or at the option of the lessee for no additional consideration or for consideration so nominal that the lessee would be economically compelled to exercise such option and (b) the interest component of the proceeds of such lease are booked on the Borrower’s and the Restricted Subsidiaries’ financial statements as “Income from Direct Finance Leases”.

Distribution. The declaration or payment of any dividend on or in respect of any shares of any class of Capital Stock of a Person, other than dividends payable solely in shares of Capital Stock of such Person; the purchase, redemption, defeasance, retirement or other acquisition of any shares of any class of Capital Stock of a Person, directly or indirectly through a Subsidiary of such Person or otherwise (including the setting apart of assets for a sinking or other analogous fund to be used for such purpose); the return of capital by a Person to its shareholders as such; or any other distribution on or in respect of any shares of any class of Capital Stock of a Person.

Dollars or $. Dollars in lawful currency of the United States of America.

Domestic Lending Office. Initially, the office of each Lender designated as such in Schedule 1 hereto; thereafter, such other office of such Lender, if any, located within the United States that will be making or maintaining Base Rate Loans.

Drawdown Date. The date on which any Revolving Credit Loan is made or is to be made, and the date on which any Revolving Credit Loan is converted or continued in accordance with §2.7.

Eligible Assignee. Any of (a) an Initial Lender, (b) an Affiliate of an Initial Lender, (c) an Approved Fund and (d) any other Person (other than (x) the Borrower, (y) any Affiliate of the Borrower or Subsidiary of the Borrower, or (z) a natural person) approved by (i) the Agent (such approval not to be unreasonably withheld or delayed), (ii) in the case of an assignment of a Commitment to a Person other than another Lender, the Issuing Bank (such consent not to be unreasonably withheld or delayed), and (iii) unless a Default or an Event of Default has occurred and is continuing, the Borrower (such approval not to be unreasonably withheld or delayed).

Eligible Chassis. Chassis which (a) are subject to a first priority fully perfected security interest in favor of the Agent for the benefit of the Lenders, (b) are subject to no other Liens other than Liens permitted pursuant to §§9.2.1 (ii), (iv), (v) (so long as underlying obligations are not overdue), (x) and (xiv), (c) are in roadworthy condition, subject to ordinary wear and tear and ordinary maintenance and repair, and conform to all regulations promulgated by the United States Department of Transportation, (d) have a then Determined Value greater than zero, (e) have not suffered an Event of Loss and (f) is not then on lease to a Sanctioned Person.

Eligible Containers. Containers which (a) are subject to a first priority fully perfected security interest in favor of the Agent for the benefit of the Lenders, (b) are subject to no other Liens other than Liens permitted pursuant to §§9.2.l (ii), (v) (so long as underlying obligations are not overdue), (x) and (xiv), (c) are in a serviceable condition in the normal course of business, subject to ordinary wear and tear and ordinary maintenance and repair, and substantially conform to the standard specifications used by the Borrower for that category of container and applicable industry standards including, without limitation, The Customs Convention on Containers, The International Convention for Safe Containers and the International Organization for Standardization, (d) have a then Determined Value greater than zero, (e) have not suffered an Event of Loss and (f) is not then on lease to a Sanctioned Person or a Sanctioned Entity.

Eligible Direct Finance Lease. A Direct Finance Lease that complies with all of the following: (i) the related lessee is not an Affiliate of the Borrower or a Sanctioned Person or a Sanctioned Entity; (ii) the Direct Finance Lease is not a Defaulted Finance Lease; and (iii) such Direct Finance Lease and the related receivables are subject to no other Liens other than Liens permitted pursuant to §§9.2.l (ii), (iv), (v) (so long as underlying obligations are not overdue), (x) and (xiv).

Eligible Generators. Generators which (a) are subject to a first priority fully perfected security interest in favor of the Agent for the benefit of the Lenders, (b) are subject to no other Liens other than Liens permitted pursuant to §§9.2.l (ii), (iv), (v) (so long as underlying obligations are not overdue), (x) and (xiv), (c) are in a serviceable condition in the normal course of business, (d) have a then Determined Value greater than zero, (e) have not suffered an Event of Loss and (f) is not then on lease to a Sanctioned Person or a Sanctioned Entity.

Eligible Refrigeration Units. Refrigeration Units owned by the Borrower or a Restricted Subsidiary which (a) are subject to a first priority fully perfected security interest in favor of the Agent for the benefit of the Lenders, (b) are subject to no other Liens other than Liens permitted pursuant to §§9.2.l (ii), (iv), (v) (so long as underlying obligations are not overdue), (x) and (xiv), (c) are designated to be utilized by the Borrower or a Restricted Subsidiary in its normal course of business upon installation into a Container but which have not yet been installed in a Container, (d) have a then Determined Value greater than zero, (e) have been owned by the Borrower or a Restricted Subsidiary for no longer than 180 days, (f) have not suffered an Event of Loss and (g) is not then on lease to a Sanctioned Person or a Sanctioned Entity.

Employee Benefit Plan. Any employee benefit plan within the meaning of §3(3) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate, other than a Guaranteed Pension Plan or a Multiemployer Plan.

Environmental Laws. See §7.13.

EPA. See §7.13.

ERISA. The Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA as in effect at the date of this Credit Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

ERISA Affiliate. Any Person which is treated as a single employer with the Borrower under §414 of the Code.

ERISA Reportable Event. A reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 of ERISA and the regulations promulgated thereunder.

Eurocurrency Reserve Rate. For any day with respect to a LIBOR Rate Loan, the maximum rate (expressed as a decimal) at which any bank subject thereto would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulations relating to such reserve requirements) against “Eurocurrency Liabilities” (as that term is used in Regulation D), if such liabilities were outstanding. The Eurocurrency Reserve Rate shall be adjusted automatically on and as of the effective date of any change in the Eurocurrency Reserve Rate.

Event of Default. See §13.1.

Event of Loss. With respect to any Container, Chassis, Refrigeration Unit or Generator, any of the following:

(a) total loss or destruction thereof;

(b) theft or disappearance thereof without recovery within sixty (60) days after such theft or disappearance becomes known to the Borrower;

(c) damage rendering such Container, Chassis, Refrigeration Unit or Generator, as the case may be, unfit for normal use and, in the judgment of the Borrower, beyond repair at reasonable cost;

(d) any condemnation or seizure for more than sixty (60) days after the earlier of (i) receipt of notice thereof by the Borrower and (ii) actual knowledge thereof by the Borrower; and

(e) any forced sale or other taking of title to or use of any such Container, Chassis, Refrigeration Unit or Generator, as the case may be.

Fee Letter. (i) Either or both, as the context may require, of (i) that certain letter agreement, dated August 24, 2006, among the Lenders, the Joint Lead Arrangers and the Borrower and (ii) that certain letter agreement, dated August 24, 2006, between the Borrower and the Agent.

Fees. Collectively, the Commitment Fee, the Letter of Credit Fees, the Fronting Fees and the fees to be paid to the Lenders and the Joint Lead Arrangers pursuant to the terms of the Fee Letter.

Financial Affiliate. A Subsidiary of the bank holding company controlling any Lender, which Subsidiary is engaging in any of the activities permitted by §4(e) of the Bank Holding Company Act of 1956 (12 U.S.C. §1843).

Fortress Entity. Any of (i) any investment fund controlled or managed by Fortress Investment Group LLC, a Delaware limited liability company (“Fortress”), including Fortress Investment Fund III LP, a Delaware limited partnership, or any Affiliate of Fortress, or (ii) any Person of which the majority of its Capital Stock is owned, directly or indirectly, by any Person described in the foregoing clause (i).

Fortress Investment Group. Collectively, each Fortress Entity that holds Capital Stock of the Borrower.

Fronting Fee. See §4.6.

Fund. Any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

GAAP or generally accepted accounting principles. (a) When used in §10, whether directly or indirectly through reference to a capitalized term used therein, means (i) principles that are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, in effect for the fiscal year ended on the Balance Sheet Date, and (ii) to the extent consistent with such principles, the accounting practice of the Borrower reflected in its financial statements for the year ended on the Balance Sheet Date, and (b) when used in general, other than as provided above, means principles that are (i) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time, and (ii) consistently applied with past financial statements of the Borrower adopting the same principles, provided that in each case referred to in this definition of “GAAP” a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in GAAP) as to financial statements in which such principles have been properly applied.

Generators. The generator sets to which the Borrower or any Restricted Subsidiary (i) has good title, or (ii) is the lessor under a Direct Finance Lease and, in either case, is held for sale or re-lease in the conduct of its business.

Governing Documents. With respect to any Person, its certificate or articles of incorporation (if applicable), its articles of organization and certificate of formation (if applicable), its by-laws, operating agreement and all shareholder agreements, voting trusts and similar arrangements applicable to any of its Capital Stock or other membership interests.

Governmental Authority. Any foreign, federal, state, regional, local, municipal or other government, or any department, commission, board, bureau, agency, public authority or instrumentality thereof, or any court or arbitrator.

Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

Guarantor. Each Restricted Subsidiary in existence as of the Closing Date and each additional Restricted Subsidiary that provides a Guaranty pursuant to §8.14.1.

Guaranty. The Guaranty entered into and delivered by each Restricted Subsidiary in favor of the Lenders and the Agent and substantially in the form of Exhibit F hereto.

Hazardous Substances. See §7.13.

Hedge Agreement. Any forward contract, futures contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements), the value of which is dependent upon movements in interest rates, currency exchange rates, commodities or other indices, to which the Borrower and any Lender is a party.

Indebtedness. As to any Person and whether recourse is secured by or is otherwise available against all or only a portion of the assets of such Person and whether or not contingent, but without duplication:

(a) every obligation of such Person for money borrowed,

(b) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses,

(c) every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person,

(d) every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding operating leases, trade accounts payable and accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith),

(e) every obligation of such Person under any Capitalized Lease,

(f) every obligation of such Person under any Synthetic Lease,

(g) all sales by such Person of (i) accounts or general intangibles for money due or to become due, (ii) chattel paper, instruments or documents creating or evidencing a right to payment of money or (iii) other receivables (collectively “receivables”), whether pursuant to a purchase facility or otherwise, other than in connection with the disposition of the business operations of such Person relating thereto or a disposition of defaulted receivables for collection and not as a financing arrangement, and together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith,

(h) every obligation of such Person (i) to purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock issued by such Person or any rights measured by the value of such Capital Stock (an “equity related purchase obligation”), and (ii) under any forward contract, futures contract, swap, option or other financing agreement or arrangement, the value of which is dependent upon movements in interest rates, currency exchange rates, commodities or other indices (a “derivative contract”),

(i) every obligation in respect of Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor and such terms are enforceable under applicable law,

(j) every obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guarantying or otherwise acting as surety for, any obligation of a type described in any of clauses (a) through (i) (the “primary obligation”) of another Person (the “primary obligor”), in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person (i) to purchase or pay (or advance or supply funds for the purchase of) any security for the payment of such primary obligation, (ii) to purchase property, securities or services for the purpose of assuring the payment of such primary obligation, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such primary obligation.

The “amount” or “principal amount” of any Indebtedness at any time of determination represented by (s) any Indebtedness, issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with GAAP, (t) any Capitalized Lease shall be the principal component of the aggregate of the rentals obligation under such Capitalized Lease payable over the term thereof that is not subject to termination by the lessee, (u) any sale of receivables shall be the amount of recourse to the Borrower or any Subsidiary in respect thereto, (v) any Synthetic Lease shall be the net present value, calculated at the discount rate implicit in such Synthetic Lease, of all present and future obligations under such lease (including any residual obligations), (w) any derivative contract shall be the maximum amount of any termination, unwind or loss payment required to be paid by such Person if such derivative contract were, at the time of determination, to be terminated by reason of any event of default or early termination event thereunder, whether or not such event of default or early termination event has in fact occurred, (x) any equity related purchase obligation shall be the maximum fixed redemption or purchase price thereof inclusive of any accrued and unpaid dividends to be comprised in such redemption or purchase price, (y) any Indebtedness shall be reduced by the amount of any irrevocable reserve or defeasance for the payment thereof, and (z) any guaranty or other contingent liability referred to in clause (j) shall be an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty or other contingent obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

Indenture. The Second Amended and Restated Indenture, dated as of October 26, 2001, and amended and restated as of August 24, 2006, between CLIF and the Trustee and all amendments thereof and supplements thereto.

Ineligible Securities. Securities which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. §24, Seventh), as amended.

Initial Lender. Each of DB and WB.

Intercreditor Agreement. The Amended and Restated Intercreditor Collateral Agreement dated as of October 26, 2001, and amended and restated as of August 24, 2006 (as the same may be amended, amended and restated or otherwise modified and in effect from time to time), among the Agent, CLIF, the Trustee, U.S. Bank National Association, as collateral agent, and the Borrower and in form and substance satisfactory to the Agent.

Interest Payment Date. (a) As to any Base Rate Loan, the last day of the calendar quarter with respect to interest accrued during such calendar quarter, including, without limitation, the calendar quarter which includes the Drawdown Date of such Base Rate Loan; and (b) as to any LIBOR Rate Loan in respect of which the Interest Period is (i) 3 months or less, the last day of such Interest Period and (ii) more than 3 months, the date that is 3 months from the first day of such Interest Period and, in addition, the last day of such Interest Period.

Interest Period. With respect to each Revolving Credit Loan, (a) initially, the period commencing on the Drawdown Date of such Revolving Credit Loan and ending on the last day of one of the periods set forth below, as selected by the Borrower in a Revolving Credit Loan Request or as otherwise required by the terms of this Credit Agreement (i) for any Base Rate Loan, the last day of the calendar quarter; and (ii) for any LIBOR Rate Loan, 1, 2 or 3 months, or subject to availability to all Lenders, 6 months; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Revolving Credit Loan and ending on the last day of one of the periods set forth above, as selected by the Borrower in a Conversion Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(A) if any Interest Period with respect to a LIBOR Rate Loan would otherwise end on a day that is not a LIBOR Business Day, that Interest Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding LIBOR Business Day;

(B) if any Interest Period with respect to a Base Rate Loan would end on a day that is not a Business Day, that Interest Period shall end on the next succeeding Business Day;

(C) if the Borrower shall fail to give notice as provided in §2.7, the Borrower shall be deemed to have requested a conversion of the affected LIBOR Rate Loan to a Base Rate Loan and the continuance of all Base Rate Loans as Base Rate Loans on the last day of the then current Interest Period with respect thereto;

(D) any Interest Period relating to any LIBOR Rate Loan that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last LIBOR Business Day of a calendar month; and

(E) any Interest Period that would otherwise extend beyond the Maturity Date shall end on the Maturity Date.

Investments. All expenditures made and all liabilities incurred (contingently or otherwise) for the acquisition of stock or Indebtedness of, or for loans, advances, capital contributions or transfers of property to, or in respect of any guaranties (or other commitments as described under Indebtedness), or obligations of, any Person. In determining the aggregate amount of Investments outstanding at any particular time: (a) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (b) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (c) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise; and (d) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.

Issuing Bank. Either or both of Deutsche Bank Trust Company Americas or Deutsche Bank AG New York, each in its capacity as an issuer of Letters of Credit hereunder, and their respective successors in such capacity as provided in Section 4.7. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank reasonably acceptable to the Borrower, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

Joint Lead Arrangers. Collectively, Deutsche Bank Securities Inc. and Wachovia Capital Markets, LLC.

Lender. As defined in the preamble hereto and any other Person who becomes an assignee of any rights and obligations of a Lender pursuant to §15.

Lender Affiliate. (a) With respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, limited liability company, trust or legal entity) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by such Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other entity (whether a corporation, partnership, limited liability company, trust or other legal entity) that is a fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

Letter of Credit. See §4.1.1.

Letter of Credit Application. See §4.1.1.

Letter of Credit Fee. See §4.6.

Letter of Credit Participation. See §4.1.4.

LIBOR Business Day. Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London or such other eurodollar interbank market as may be selected by the Agent in its sole discretion acting in good faith.

LIBOR Lending Office. Initially, the office of each Lender designated as such in Schedule 1 hereto; thereafter, such other office of such Lender, if any, that shall be making or maintaining LIBOR Rate Loans.

LIBOR Rate. For any Interest Period with respect to a LIBOR Rate Loan, the rate of interest equal to (i) the rate determined by the Agent at which Dollar deposits for such Interest Period are offered based on information presented on Page 3750 of the Dow Jones Market Service (formerly known as the Telerate Service) as of 11:00 a.m. London time on the second LIBOR Business Day prior to the first day of such Interest Period, divided by (ii) a number equal to 1.00 minus the Eurocurrency Reserve Rate. If the rate described above does not appear on the Dow Jones Market Service on any applicable interest determination date, the LIBOR Rate shall be the rate (rounded upward, if necessary, to the nearest one hundred-thousandth of a percentage point), determined on the basis of the offered rates for deposits in Dollars for a period of time comparable to such LIBOR Rate Loan which are offered by four major banks in the London interbank market at approximately 11:00 a.m. London time, on the second LIBOR Business Day prior to the first day of such Interest Period as selected by the Agent. The principal London office of each of the four major London banks will be requested to provide a quotation of its Dollar deposit offered rate. If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in Dollars to leading European banks for a period of time comparable to such Interest Period offered by major banks in New York City at approximately 11:00 a.m. New York City time, on the second LIBOR Business Day prior to the first day of such Interest Period. In the event that the Agent is unable to obtain any such quotation as provided above, it will be considered that LIBOR Rate pursuant to a LIBOR Rate Loan cannot be determined.

LIBOR Rate Loans. Revolving Credit Loans bearing interest calculated by reference to the LIBOR Rate.

Lien. Any mortgage, deed of trust, security interest, pledge, hypothecation, assignment, attachment, deposit arrangement, encumbrance, lien (statutory, judgment or otherwise), or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any Capitalized Lease, any Synthetic Lease, any financing lease involving substantially the same economic effect as any of the foregoing and the filing of any financing statement under the UCC or comparable law of any jurisdiction).

Loan. Any Revolving Credit Loan or Reimbursement Obligation.

Loan Documents. This Credit Agreement, the Notes, the Letter of Credit Applications, the Letters of Credit, the Intercreditor Agreement, the Security Documents, the Fee Letter and any Hedge Agreement(s).

Management Agreement. This term shall have the meaning set forth in the Indenture.

Material Adverse Effect. Any event or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding) which results in:

(a) a material adverse effect on the business, properties, financial condition, assets or operations of the Borrower and its Subsidiaries, taken as a whole;

(b) a material adverse effect on the ability of the Borrower and the Restricted Subsidiaries, taken as a whole, to perform their Obligations under the Loan Documents;

(c) a material adverse effect on (i) the validity, binding effect or enforceability of the Borrower’s or any of its Subsidiaries’ obligations under any of the Loan Documents to which such Person is a party, or (ii) the rights, remedies or benefits available to the Agent or any Lender under any Loan Document; or

(d) a material adverse effect on the attachment, perfection or priority of any Lien of the Agent under the Security Documents on any material portion of the Collateral included in the Borrowing Base.

Maturity Date. August 24, 2008.

Maximum Drawing Amount. The maximum aggregate amount that the beneficiaries may at any time draw under outstanding Letters of Credit, as such aggregate amount may be reduced from time to time pursuant to the terms of the Letters of Credit.

Moody’s. Moody’s Investors Services, Inc.

Multiemployer Plan. Any multiemployer pension plan within the meaning of §3(37) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate.

Net Book Value. With respect to any date of determination, one of the following amounts: (1) with respect to any Eligible Container, Eligible Generator or Eligible Chassis, the excess of:

(i) either (A) with respect to any Eligible Container, Eligible Generator or Eligible Chassis in existence on the Closing Date, the Adjusted Value as of the Adjusted Value Date of such Eligible Container, Eligible Generator or Eligible Chassis, as the

case may be, or (B) with respect to any Eligible Container, Eligible Generator, Eligible Chassis or other equipment to be included in the Asset Base acquired subsequent to the Closing Date, the Original Cost of such Eligible Container, Eligible Generator, Eligible Chassis or other equipment, as the case may be, over

(ii) accumulated depreciation on such item from the Adjusted Value Date or subsequent acquisition date, as the case may be, to such date of determination, measured in accordance with the following depreciation methods: (a) all Eligible Containers are to be depreciated over a fifteen year useful life on a straight-line basis to a residual value of no more than 10% of Original Cost of such item, (b) all Eligible Generators are to be depreciated over a twelve year useful life on a straight-line basis to a residual value of no more than 10% of Original Cost of such item and (c) all Eligible Chassis and all other equipment (other than Eligible Containers, Eligible Generators and Refrigeration Units) that are acquired by the Borrower or any Restricted Subsidiary after the Closing Date and may be included in the Borrowing Base are to be depreciated utilizing a depreciable methodology consistent with the Borrower’s GAAP depreciation policy with respect to Chassis or other equipment as the case may be;

and (2) with respect to any Refrigeration Unit owned by the Borrower or a Restricted Subsidiary, the Original Cost to the Borrower or such Restricted Subsidiary of such Refrigeration Unit until the date of the initial installation of such Refrigeration Unit into a Container, and $0 thereafter.

Net Cash Sale Proceeds. The net cash proceeds received by a Person in respect of any sale or other disposition of assets, net of (a) all reasonable out-of-pocket fees, commissions and other reasonable and customary direct expenses actually incurred and paid in connection with such asset sale or disposition, including the amount of any transfer or documentary taxes required to be paid by such Person in connection with such asset sale or disposition, and (b) repayment of any Indebtedness secured by such assets.

Net Present Value. At the relevant time of reference thereto, the discounted present value of the Direct Finance Lease Receivables, discounted with respect to each Direct Finance Lease, at the Direct Finance Lease Rate per annum of the remaining term of the applicable Direct Finance Lease.

Note Placement 2006-1. The $685,000,000 Floating Rate Asset Backed Notes, Series 2006-1 Notes issued by CLIF on August 24, 2006, pursuant to a supplement to the Indenture.

Note Placement 2006-2. The up to $100,000,000 Floating Rate Asset Backed Notes, Series 2006-2 Notes issued by CLIF on August 24, 2006, pursuant to a supplement to the Indenture.

Note Record. A Record with respect to a Note.

Notes. See §2.4.

Notice of Swing Line Borrowing. See §2.9.2.

Obligations. All indebtedness, obligations and liabilities of any of the Borrower and its Subsidiaries to any of the Lenders and the Agent, individually or collectively, existing on the date of this Credit Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Credit Agreement or any of the other Loan Documents or any Hedge Agreement or in respect of any of the Revolving Credit Loans made or Reimbursement Obligations incurred or any of the Notes, Letter of Credit Application, Letter of Credit or other instruments at any time evidencing any thereof.

OFAC. The U.S. Department of the Treasury’s Office of Foreign Assets Control.

Original Cost. With respect to any Container, Generator, Chassis or Refrigeration Unit, the purchase price, expressed in Dollars, as determined in accordance with GAAP, consistently applied, including, in the case of any Container, Generator, Chassis or Refrigeration Unit acquired by the Borrower or any Restricted Subsidiary after the Closing Date pursuant to a Permitted Acquisition, an allocated portion of any asset write-up resulting from the consummation of such Permitted Acquisition, provided that (i) the amount and allocation of such asset write-up complies with GAAP and has been approved by Ernst & Young LLP or another nationally recognized accounting firm reasonably satisfactory to the Agent, and (ii) the Agent consents to the amount and allocation of such asset write-up, and (iii) the Agent and each Lender is provided a copy of each independent appraisal or similar report prepared in support of such allocation of asset write-up.

outstanding or Outstanding. With respect to the Revolving Credit Loans, the aggregate unpaid principal thereof as of any date of determination.

PBGC. The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.

Perfection Certificates. The Perfection Certificates as defined in the Security Agreement.

Permitted Acquisition. Any acquisition by the Borrower or any of its Subsidiaries, in a single transaction or a series of related transactions, through a merger, stock purchase or otherwise, of assets or companies if, (a) the Borrower or its Subsidiary is the surviving or continuing Person, (b) immediately before and after giving effect thereto, no Default or Event of Default exists or result therefrom, (c) after giving effect to such acquisition the Borrower and its Subsidiaries, derives and will derive at least 85% of their consolidated revenue from the ownership or management of marine containers or any ancillary, related or complementary business, (d) all transactions related thereto are consummated in accordance with applicable laws, (e) all actions required to be taken with respect to such acquired or newly formed Subsidiary under §8.14 have been taken, (f) the Borrower and its Subsidiaries are in compliance, on a pro forma basis after giving effect to such acquisition, with §10.1, recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available, as if such acquisition (and any related incurrence or repayment of Indebtedness with any new Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) had occurred on the first day of each relevant period for testing such compliance and (g) the Borrower has delivered a certificate to the Agent and each Lender to the effect set forth in clauses (a), (b), (c), (d), (e) and (f) above.

Permitted Liens. Liens permitted by §9.2.

Permitted Securitization. Any secured lending facility entered into by an Additional Securitization Entity solely for the purpose of purchasing or financing assets of the Borrower and/or its Subsidiaries, provided that (a) any Indebtedness incurred in connection with such facility is non-recourse to the Borrower, its other Restricted Subsidiaries and their respective assets, (b) such Additional Securitization Entity engages in no business and incurs no Indebtedness or other liabilities or obligations other than those related to or incidental to such facility, (c) such facility has an initial term of not less than seven (7) years, (d) such facility provides for an initial advance rate of not less than seventy-five percent (75%) of the Net Book Value of the Containers and Generators determined as of the Closing Date, (e) other than the initial Investment in such facility, neither the Borrower nor any of its other Restricted Subsidiaries is required to make additional Investments in connection with such facility, (f) neither the Borrower nor any of its other Restricted Subsidiaries has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Borrower or such Restricted Subsidiary (as the case may be) than those that might be obtained at that time from Persons that are not Affiliates of the Borrower, (g) neither the Borrower nor any of its Restricted Subsidiaries (other than such Additional Securitization Entity) has any obligation to maintain such Additional Securitization Entity’s financial condition or cause such Additional Securitization Entity to achieve certain levels of operating results (other than incidental capital costs relating to Containers, Generators, Chassis and Refrigeration Units then owned by such entity and incurred in the ordinary course of business) and (h) the Borrower and its Subsidiaries are in compliance on a pro forma basis after giving effect to such securitization transaction with § 10.1, recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available, as if such securitization transaction had occurred on the first day of each relevant period for testing such compliance.

Person. Any individual, corporation, limited liability company, partnership, limited liability partnership, trust, other unincorporated association, business, or other legal entity, and any Governmental Authority.

Qualifying IPO. The first underwritten public offering of the Capital Stock of the Borrower or any holding company parent of which the Borrower is a wholly-owned Subsidiary pursuant to an effective registration statement under the Securities Act of

1933 that results in the listing or quotation of the Capital Stock of the Borrower or such holding company on a recognized U.S. or international securities exchange.

RCRA. See §7.13.

Real Estate. All real property at any time owned or leased (as lessee or sublessee) by the Borrower or any of its Subsidiaries.

Record. The grid attached to a Note, or the continuation of such grid, or any other similar record, including computer records, maintained by any Lender with respect to any Revolving Credit Loan referred to in such Note.

Refrigeration Units. The refrigeration units acquired by the Borrower or a Restricted Subsidiary in the ordinary course of business for installation in refrigerated Containers.

Register. See §15.3.

Reimbursement Obligation. The Borrower’s obligation to reimburse the Issuing Banks and the Lenders on account of any drawing under any Letter of Credit as provided in §4.2.

Related Document. This term shall have the meaning set forth in the Indenture.

Related Parties. With respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

Rental Expense. For any period, all consolidated rental expenses of the Borrower and its Subsidiaries under any rental agreements or leases of Containers or Generators.

Required Lenders. As of any date: (i) if there are three or more Lenders, the Lenders holding at least fifty-one percent (51%) of the outstanding principal amount of the Notes on such date; and if no such principal is outstanding, the Lenders whose aggregate Commitments constitutes at least fifty-one percent (51%) of the Total Commitment, or (ii) if there are two or fewer Lenders, Lenders holding one hundred percent (100%) of the outstanding principal amount of Notes on such date; and if no such principal is outstanding, the Lenders whose aggregate Commitments constitute one hundred percent (100%) of the Total Commitment. For the purposes of calculating the Required Lenders, any Swing Line Loan then Outstanding shall be allocated to each Lender in proportion to the then Commitment Percentage of each Lender at such time.

Restricted Payment. In relation to the Borrower and its Restricted Subsidiaries, any (a) Distribution, (b) payment or prepayment by the Borrower or its Restricted Subsidiaries to the Borrower’s or any Restricted Subsidiary’s shareholders (or other equity holders), other than, in the case of a Restricted Subsidiary, to the Borrower or any of its Restricted Subsidiaries, (c) derivatives or other transactions with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives

Counterparty”) obligating the Borrower or any Restricted Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of any Capital Stock of the Borrower or such Restricted Subsidiary, (d) payments of management, consulting or similar fees to Affiliates of the Borrower, or (e) payment of Subordinated Debt.

Restricted Subsidiaries. At any time, all Subsidiaries of the Borrower at such time except for Unrestricted Subsidiaries.

Restricted Subsidiary Security Agreement. The Restricted Subsidiary Security Agreement entered into by each Restricted Subsidiary and the Agent from time to time pursuant to §8.14.1 in favor of the Lenders and the Agent and substantially in the form of Exhibit G hereto.

Revolving Credit Loan Request. See §2.6.

Revolving Credit Loans. Revolving credit loans made or to be made by the Lenders to the Borrower pursuant to §2.

Sanctioned Entity. Means (i) an agency of the government of, (ii) an organization directly or indirectly controlled by or (iii) a natural person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html, or as otherwise published from time to time as such program may be applicable to such agency, organization or person.

Sanctioned Person. A person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or as otherwise published from time to time.

SARA. See §7.13.

Security Documents. Each Guaranty, each Restricted Subsidiary Security Agreement, the Borrower Security Agreement, the Stock Pledge Agreement and all other instruments and documents, including without limitation Uniform Commercial Code financing statements, pursuant to which security is granted to the Agent.

Settlement. See §2.9.2 hereof.

S&P. Standard & Poor’s Ratings Group.

Stock Pledge Agreement. The Stock Pledge Agreement entered into by the Borrower and the Agent, substantially in the form of Exhibit H hereto.

Subordinated Debt. Unsecured Indebtedness of the Borrower or any of its Subsidiaries that is expressly subordinated and made junior to the payment and performance in full of the Obligations, and evidenced by a written instrument containing subordination provisions in form and substance approved by the Lenders in writing.

Subsidiary. Any corporation, association, trust, or other business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding Voting Stock.

Swing Line Loan. Any loan made by any Swing Line Lender pursuant to §2.9.

Swing Line Borrowing. A borrowing consisting of a Swing Line Loan made by any Swing Line Lender.

Swing Line Borrowing Date. See §2.9.2 hereof.

Swing Line Facility. See §2.9.1 hereof.

Swing Line Lender. The Agent.

Synthetic Lease. Any lease of goods or other property, whether real or personal, which is treated as an operating lease under GAAP and as a loan or financing for U.S. income tax purposes.

TEU. A twenty (20) foot equivalent unit, an industry standard measure based on the physical dimensions of a Container.

Total Commitment. The sum of the Commitments of the Lenders, as in effect from time to time.

Trustee. U.S. Bank National Association or any successor or assignee under the Indenture.

Type. As to any Revolving Credit Loan, its nature as a Base Rate Loan or a LIBOR Rate Loan.

U.S. Person. A “United States person” as such term is defined in Section 7701(a)(30)(A), (B) or (C) of the Code.

Unpaid Reimbursement Obligation. Any Reimbursement Obligation for which the Borrower does not reimburse the Issuing Banks and the Lenders on the date specified in, and in accordance with, §4.2.

Unrestricted Subsidiaries. Each of the following: (i) CLIF, (ii) any Additional Securitization Entities formed subsequent to the Closing Date in connection with a Permitted Securitization, (iii) Resale Group (Europe) ApS, a Subsidiary organized under the laws of Denmark, and (iv) subject to the aggregate limitation on Investment set forth in § 9.3(m), other Subsidiaries formed or acquired from time to time subsequent to the Closing Date by the Borrower and designated as Unrestricted Subsidiaries by the Borrower.

Voting Stock. Stock or similar interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association, trust or other business entity involved, whether or not the right so to vote exists by reason of the happening of a contingency.

WB. As defined in the preamble hereto.

1.2. Rules of Interpretation.

1.2.1.1. A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Credit Agreement.

1.2.1.2. The singular includes the plural and the plural includes the singular.

1.2.1.3. A reference to any law includes any amendment or modification to such law.

1.2.1.4. A reference to any Person includes its permitted successors and permitted assigns.

1.2.1.5. Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.

1.2.1.6. The words “include”, “includes” and “including” are not limiting.

1.2.1.7. All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the State of New York, have the meanings assigned to them therein, with the term “instrument” being that defined under Article 9 of the Uniform Commercial Code.

1.2.1.8. Reference to a particular “§” refers to that section of this Credit Agreement unless otherwise indicated.

1.2.1.9. The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Credit Agreement as a whole and not to any particular section or subdivision of this Credit Agreement.

1.2.1.10. Unless otherwise expressly indicated, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and

“until” each mean “to but excluding”, and the word “through” means “to and including.”

1.2.1.11. This Credit Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are, however, cumulative and are to be performed in accordance with the terms thereof.

1.2.1.12. This Credit Agreement and the other Loan Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Agent and the Borrower and are the product of discussions and negotiations among all parties. Accordingly, this Credit Agreement and the other Loan Documents are not intended to be construed against the Agent or any of the Lenders merely on account of the Agent’s or any Lender’s involvement in the preparation of such documents.

2. THE REVOLVING CREDIT FACILITY.

2.1. Commitment to Lend. Subject to the terms and conditions set forth in this Credit Agreement, each of the Lenders severally agrees to lend to the Borrower and the Borrower may borrow, repay, and reborrow from time to time from the Closing Date up to but not including the Maturity Date upon notice by the Borrower to the Agent given in accordance with §2.6, such sums as are requested by the Borrower up to a maximum aggregate amount outstanding (after giving effect to all amounts requested) at any one time equal to such Lender’s Commitment minus such Lender’s Commitment Percentage of the sum of the Maximum Drawing Amount and all Unpaid Reimbursement Obligations, provided that the sum of the outstanding amount of the Revolving Credit Loans (after giving effect to all amounts requested) plus Swing Line Loans plus the Maximum Drawing Amount and all Unpaid Reimbursement Obligations shall not at any time exceed the lesser of (i) the Total Commitment at such time and (ii) the Borrowing Base at such time. The Revolving Credit Loans shall be made pro rata in accordance with each Lender’s Commitment Percentage. Each request for a Revolving Credit Loan hereunder shall constitute a representation and warranty by the Borrower that the conditions set forth in §11 and §12, in the case of the initial Revolving Credit Loans to be made on the Closing Date, and §12, in the case of all other Revolving Credit Loans, have been satisfied on the date of such request.

2.2. Commitment Fee. The Borrower agrees to pay to the Agent for the accounts of the Lenders in accordance with their respective Commitment Percentages a commitment fee (the “Commitment Fee”) calculated at the rate per annum of .25% on the average daily amount during each calendar quarter or portion thereof from the date hereof to the Maturity Date by which the Total Commitment minus the sum of the Maximum Drawing Amount and all Unpaid Reimbursement Obligations exceeds the outstanding amount of Revolving Credit Loans during such calendar quarter. The Commitment Fee shall be payable quarterly in arrears on the last day of each calendar quarter for the immediately preceding calendar quarter commencing on the first such date following the date hereof, with a final payment on the Maturity Date or any earlier date on which the Commitments shall terminate.

2.3. Reduction of Total Commitment. The Borrower shall have the right at any time and from time to time upon five (5) Business Days’ prior written notice to the Agent to reduce by the minimum amount of $5,000,000 and integral multiples of $1,000,000 thereafter or to terminate entirely the Total Commitment, whereupon the Commitments of the Lenders shall be reduced pro rata in accordance with their respective Commitment Percentages of the amount specified in such notice or, as the case may be, terminated. Promptly after receiving any notice of the Borrower delivered pursuant to this §2.3, the Agent will notify the Lenders of the substance thereof. Upon the effective date of any such reduction or termination, the Borrower shall pay to the Agent for the respective accounts of the Lenders the full amount of any Commitment Fee then accrued on the amount of the reduction. No reduction or termination of the Commitments may be reinstated.

2.4. The Notes. The Revolving Credit Loans shall be evidenced by separate promissory notes of the Borrower in substantially the form of Exhibit B hereto (each a “Note”), dated as of the Closing Date (or such other date on which a Lender may become a party hereto in accordance with §15) and completed with appropriate insertions. One Note shall be payable to the order of each Lender in a principal amount equal to such Lender’s Commitment or, if less, the outstanding amount of all Revolving Credit Loans made by such Lender, plus interest accrued thereon, as set forth below. The Borrower irrevocably authorizes each Lender to make or cause to be made, at or about the time of the Drawdown Date of any Revolving Credit Loan or at the time of such Lender’s receipt of any payment of principal on such Lender’s Note, an appropriate notation on such Lender’s Note Record reflecting the making of such Revolving Credit Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Revolving Credit Loans set forth on such Lender’s Note Record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Lender as described in §5.2, but the failure to record, or any error in so recording, any such amount on such Lender’s Note Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Note to make payments of principal of or interest on any Note when due.

2.5. Interest on Revolving Credit Loans. Except as otherwise provided in §5.10,

2.5.1.1. Each Revolving Credit Loan which is a Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate per annum equal to the Base Rate plus the Applicable Margin with respect to Base Rate Loans as in effect from time to time.

2.5.1.2. Each Revolving Credit Loan which is a LIBOR Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate per annum equal to the LIBOR Rate determined for such Interest Period plus the Applicable Margin with respect to LIBOR Rate Loans as in effect from time to time.

The Borrower promises to pay interest on each Revolving Credit Loan in arrears on each Interest Payment Date with respect thereto.

2.6. Requests for Revolving Credit Loans.

The Borrower shall give to the Agent written notice in the form of Exhibit C hereto (or telephonic notice confirmed in a writing in the form of Exhibit C hereto) of each Revolving Credit Loan requested hereunder (a “Revolving Credit Loan Request”) by 11:00 a.m. (New York time) no less than (a) one (1) Business Day prior to the proposed Drawdown Date of any Base Rate Loan and (b) three (3) LIBOR Business Days prior to the proposed Drawdown Date of any LIBOR Rate Loan. Each such notice shall specify (i) the principal amount of the Revolving Credit Loan requested, (ii) the proposed Drawdown Date of such Revolving Credit Loan, (iii) the Interest Period for such Revolving Credit Loan and (iv) the Type of such Revolving Credit Loan. Promptly upon receipt of any such notice, the Agent shall notify each of the Lenders thereof. Each Revolving Credit Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Revolving Credit Loan requested from the Lenders on the proposed Drawdown Date. Each Revolving Credit Loan Request shall be in a minimum aggregate amount of $1,000,000 and shall be in integral multiples of $500,000 or, if less, the remaining unutilized amount of the Total Commitment.

2.7. Conversion Options.

2.7.1. Conversion to Different Type of Revolving Credit Loan. The Borrower may elect from time to time to convert any outstanding Revolving Credit Loan to a Revolving Credit Loan of another Type, provided that (a) with respect to any such conversion of a LIBOR Rate Loan to a Base Rate Loan, the Borrower shall give the Agent at least one (1) Business Day prior written notice of such election; (b) with respect to any such conversion of a Base Rate Loan to a LIBOR Rate Loan, the Borrower shall give the Agent at least three (3) LIBOR Business Days prior written notice of such election; (c) with respect to any such conversion of a LIBOR Rate Loan into a Base Rate Loan, such conversion shall only be made on the last day of the Interest Period with respect thereto unless the Borrower pays all amounts owing pursuant to §5.8 herein on the date of such conversion and (d) no Revolving Credit Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing. On the date on which such conversion is being made each Lender shall take such action as is necessary to transfer its Commitment Percentage of such Revolving Credit Loans to its Domestic Lending Office or its LIBOR Lending Office, as the case may be. All or any part of outstanding Revolving Credit Loans of any Type may be converted into a Revolving Credit Loan of another Type as provided herein, provided that any partial conversion shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. Each Conversion Request relating to the conversion of a Loan to a LIBOR Rate Loan shall be irrevocable by the Borrower.

2.7.2. Continuation of Type of Revolving Credit Loan. Any Revolving Credit Loan of any Type may, upon the expiration of an Interest Period with respect thereto, be (a) continued as a Revolving Credit Loan of the same Type or (b) converted to a Revolving Credit Loan of a different Type by compliance by the Borrower with the notice provisions contained in §2.7.1; provided that no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto ending during the continuance of any Default or Event of Default of which officers of the Agent active upon the Borrower’s account have actual knowledge. In the event that the Borrower fails to provide any such notice with respect to the continuation of any LIBOR Rate Loan as such, then such LIBOR Rate Loan shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto. The Agent shall notify the Lenders promptly when any such automatic conversion contemplated by this §2.7 is scheduled to occur.

2.7.3. LIBOR Rate Loans. Any conversion to or from LIBOR Rate Loans shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all LIBOR Rate Loans having the same Interest Period shall not be less than $1,000,000 and shall be in integral multiples of $500,000.

2.8. Funds for Revolving Credit Loan.

2.8.1. Funding Procedures. Not later than 2:00 p.m. (New York time) on the proposed Drawdown Date of any Revolving Credit Loans, and provided that each of the Lenders have been given notice of the Revolving Credit Loan Request, each of the Lenders will make available to the Agent, at the Agent’s Office, in immediately available funds, the amount of such Lender’s Commitment Percentage of the amount of the requested Revolving Credit Loans. Upon receipt from each Lender of such amount, and upon receipt of the documents required by §§11 and 12 and the satisfaction of the other conditions set forth therein, to the extent applicable, the Agent will make available to the Borrower the aggregate amount of such Revolving Credit Loans made available to the Agent by the Lenders. The failure or refusal of any Lender to make available to the Agent at the aforesaid time and place on any Drawdown Date the amount of its Commitment Percentage of the requested Revolving Credit Loans shall not relieve any other Lender from its several obligation hereunder to make available to the Agent the amount of such other Lender’s Commitment Percentage of any requested Revolving Credit Loans.

2.8.2. Advances by Agent. The Agent may, unless notified to the contrary by any Lender prior to a Drawdown Date, assume that such Lender has made available to the Agent on such Drawdown Date the amount of such

Lender’s Commitment Percentage of the Revolving Credit Loans to be made on such Drawdown Date, and the Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If any Lender makes available to the Agent such amount on a date after such Drawdown Date, such Lender shall pay to the Agent on demand an amount equal to the product of (a) the average computed for the period referred to in clause (c) below, of the weighted average interest rate paid by the Agent for federal funds acquired by the Agent during each day included in such period, times (b) the amount of such Lender’s Commitment Percentage of such Revolving Credit Loans, times (c) a fraction, the numerator of which is the number of days that elapse from and including such Drawdown Date to the date on which the amount of such Lender’s Commitment Percentage of such Revolving Credit Loans shall become immediately available to the Agent, and the denominator of which is 360. A statement of the Agent submitted to such Lender with respect to any amounts owing under this paragraph shall be prima facie evidence of the amount due and owing to the Agent by such Lender. If the amount of such Lender’s Commitment Percentage of such Revolving Credit Loans is not made available to the Agent by such Lender within three (3) Business Days following such Drawdown Date, the Agent shall be entitled to recover such amount from the Borrower on demand, with interest thereon at the rate per annum applicable to the Revolving Credit Loans made on such Drawdown Date.

2.9. The Swing Line.

2.9.1. The Swing Line Loans. Subject to the terms and conditions hereinafter set forth, including without limitation, §12 hereof, upon notice from the Borrower to the Agent in accordance with §2.9.2 herein, the Agent agrees to make Swing Line Loans to the Borrower from time to time on any Business Day during the period from the date hereof until the Maturity Date in an aggregate amount not to exceed at any time outstanding $10,000,000 (the “Swing Line Facility”), provided, however, that while the outstanding amount of all outstanding Swing Line Loans and outstanding Revolving Credit Loans made by a Lender may exceed such Lender’s Commitment, the aggregate amount of all Swing Line Loans outstanding shall not exceed the lesser of (a) the Total Commitment and (b) the Borrowing Base, less the sum of all Revolving Credit Loans outstanding and the Maximum Drawing Amount and all Unpaid Reimbursement Obligations. No Swing Line Loan shall be used for the purpose of funding the payment of principal of any other Swing Line Loan. Each Swing Line Borrowing shall be in an amount of $500,000 or an integral multiple of $100,000 in excess thereof. Swing Line Loans must be Base Rate Loans only, and may not be LIBOR Rate Loans and, prior to a Settlement, interest on such Swing Line Loans shall be for the account of the Agent. For purposes of §3 through §16 of this Credit Agreement, unless otherwise specified, the term “Revolving Credit Loans” shall be deemed to include “Swing Line Loans”.

2.9.2. Notice. Each Swing Line Borrowing shall be made on notice, given not later than 11:00 a.m. (New York time) on the date of the proposed Swing Line Borrowing, by the Borrower to the Swing Line Lender and the Agent. The Agent shall immediately advise the Swing Line Lender of the available amount of the Swing Line Facility. Each such notice of a Swing Line Borrowing (a “Notice of Swing Line Borrowing”) shall be by telephone, telex or telecopier, confirmed immediately in writing, specifying therein the requested (a) date of such borrowing (the “Swing Line Borrowing Date”), (b) amount of such borrowing and (c) maturity of such borrowing (which maturity shall be no later than the fifth (5th) Business Day after the Swing Line Borrowing Date). Each Notice of Swing Line Borrowing shall be irrevocable and binding on the Borrower. The Swing Line Lender will make the amount of the requested Swing Line Loan available to the Agent at the Agent’s Office, in same day funds not later than 2:00 p.m. (New York time); provided, however, that the Swing Line Bank shall not advance any Swing Line Loans after it has received notice from any Lender that a Default or Event of Default has occurred and stating that no new Swing Line Loans are to be made until such Default or Event of Default has been cured or waived in accordance with the provisions of this Credit Agreement. The Swing Line Lender shall not be obligated to make any Swing Line Loans at any time when any Lender has failed (x) to make available to the Agent its pro rata share of any Revolving Credit Loan or to purchase any Letter of Credit Participation or (y) to comply with the provisions of §16.1 with respect to making dispositions and arrangements with the other Lenders, where such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Lenders, in each case as, when and to the full extent required by the provisions of this Credit Agreement, shall be deemed delinquent unless the Swing Line Lender has entered into arrangements reasonably satisfactory to it to eliminate the Swing Line Lender’s risk with respect to such delinquent Lender, which may include cash collateralizing such delinquent Lender’s Commitment Percentage of the outstanding Swing Line Loans and any such additional Swing Line Loans to be made. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in §11 (for any Swing Line Loan to be made on the Closing Date) and §12, the Agent will promptly make such funds available to the Borrower in such manner as the Borrower and the Agent may agree. Upon written demand by any Swing Line Lender with an outstanding Swing Line Loan, with a copy of such demand to the Agent, each other Lender shall purchase from such Swing Line Lender, and such Swing Line Lender shall sell and assign to each such other Lender, such other Lender’s pro rata share (determined by its Commitment Percentage) of such outstanding Swing Line Loan as of the date of such demand, by making available on behalf of its Domestic Lending Office to the Agent for the account of such Swing Line Lender, in immediately available funds, an amount equal to the portion of the outstanding principal amount of such Swing Line Loan to be purchased by such Lender (a “Settlement”). In the event that any bankruptcy, reorganization, liquidation, receivership or similar cases or proceedings in which the Borrower is a debtor prevents any Lender from making a Revolving Credit Loan to effect a Settlement to the Swing Line Lender as contemplated hereby, such Lender will make such dispositions and arrangements with the other Lenders and the Swing Line Lender with respect to such Swing Line Loans, either by way of purchase of participations, distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender’s share of the outstanding Swing Line Loans and Revolving Credit Loans being equal, as nearly as may be, to such Lender’s Commitment Percentage of the outstanding amount of the Swing Line Loans and Revolving Credit Loans. The Borrower hereby agrees to each such sale and assignment. Each Lender agrees to purchase its pro rata share (determined by its Commitment Percentage) of an outstanding Swing Line Loan (a) within two (2) Business Days of the Business Day on which demand therefor is made by the Swing Line Lender which made such Swing Line Loan, provided that notice of such demand is given not later than 1:00 p.m. (New York time) on such Business Day or (b) within two (2) Business Days of the first Business Day next succeeding such demand if notice of such demand is given after such time. Upon any such assignment by a Swing Line Lender to any other Lender of a portion of a Swing Line Loan, such Swing Line Lender represents and warrants to such other Lender that such Swing Line Lender is the legal and beneficial owner of such interest being assigned by it, but makes no other representation or warranty and assumes no responsibility with respect to such Swing Line Loan, the Loan Documents or the Borrower. If and to the extent that any Lender shall not have so made the amount of such Swing Line Loan available to the Agent, such Lender agrees to pay to the Agent for the account of such Swing Line Lender forthwith on demand by such Swing Line Lender such amount together with interest thereon, for each day from the date of demand by such Swing Line Lender until the date such amount is paid to the Agent, at the Federal Funds Effective Rate. If such Lender shall pay to the Agent such amount for the account of such Swing Line Lender on any Business Day, such amount so paid in respect of principal shall constitute a Swing Line Loan made by such Lender on such Business Day for purposes of this Credit Agreement, and the outstanding principal amount of the Swing Line Loan made by such Swing Line Lender shall be reduced by such amount on such Business Day.

2.9.3. Repayment of Swing Line Loans. Each Swing Line Loan shall be paid in full by the Borrower (by means of a Revolving Credit Loan or otherwise) on or before the earlier of (a) the fifth (5th) Business Day after the Swing Line Borrowing Date for such Swing Line Loan and (b) the Maturity Date. The Borrower may at any time pay, without penalty or premium, all outstanding Swing Line Loans or, in a minimum amount of $500,000 and increments of $100,000 in excess thereof, any portion of the outstanding Swing Line Loans, upon notice to the Agent and the Swing Line Lender.

3. REPAYMENT OF THE REVOLVING CREDIT LOANS.

3.1. Maturity. The Borrower promises to pay on the Maturity Date, and there shall become absolutely due and payable on the Maturity Date, all of the Revolving Credit Loans and Swing Line Loans outstanding on such date, together with any and all accrued and unpaid interest thereon.

3.2. Mandatory Repayments of Revolving Credit Loans.

3.2.1. Borrowing Base Imbalance. If at any time the sum of the outstanding amount of the Revolving Credit Loans, the Swing Line Loans, the Maximum Drawing Amount and all Unpaid Reimbursement Obligations exceeds the lesser of (a) the Total Commitment at such time and (b) the Borrowing Base at such time, then the Borrower shall immediately pay the amount of such excess to the Agent for the respective accounts of the Lenders for application: first, to any Unpaid Reimbursement Obligations; second, to the Revolving Credit Loans; and third, to provide to the Agent cash collateral for Reimbursement Obligations as contemplated by §4.2(b) and (c). Each payment of any Unpaid Reimbursement Obligations or prepayment of Revolving Credit Loans shall be allocated among the Lenders, in proportion, as nearly as practicable, to each Reimbursement Obligation or (as the case may be) the respective unpaid principal amount of each Lender’s Note, with adjustments to the extent practicable to equalize any prior payments or repayments not exactly in proportion.

3.2.2. Disposition of Assets. In addition to the foregoing, concurrently with the receipt by the Borrower or any Subsidiary of Net Cash Sale Proceeds from sales or other disposition of assets (other than in connection with sales or dispositions of assets permitted by Section 9.5.2), the Borrower shall pay to the Agent for the respective accounts of the Lenders an amount equal to one hundred percent (100%) of such Net Cash Sale Proceeds, to be applied in the manner set forth in Section 3.2.1 above.

3.3. Optional Repayments of Revolving Credit Loans. The Borrower shall have the right, at its election, to repay the outstanding amount of the Revolving Credit Loans, as a whole or in part, at any time without penalty or premium, provided that any full or partial prepayment of the outstanding amount of any LIBOR Rate Loans pursuant to this §3.3 may be made only on the last day of the Interest Period relating thereto unless accompanied by all amounts owing pursuant to §5.8 herein. The Borrower shall give the Agent, no later than 11:00 a.m. (New York time) at least one (1) Business Day’s prior written notice of any proposed prepayment pursuant to this §3.3 of Base Rate Loans, and three (3) LIBOR Business Days notice of any proposed prepayment pursuant to this §3.3 of LIBOR Rate Loans, in each case specifying the proposed date of prepayment of Revolving Credit Loans and the principal amount to be prepaid. Each such partial prepayment of the Revolving Credit Loans shall be in an integral multiple of $500,000, and shall be applied, in the absence of instruction by the Borrower, first to the principal of Base Rate Loans and then to the principal of LIBOR Rate Loans. Each partial prepayment shall be allocated among the Lenders, in proportion, as nearly as practicable, to the respective unpaid principal amount of each Lender’s Note, with adjustments to the extent practicable to equalize any prior repayments not exactly in proportion.

4. LETTERS OF CREDIT.

4.1. Letter of Credit Commitments.

4.1.1. Commitment to Issue Letters of Credit. Subject to the terms and conditions hereof and the execution and delivery by the Borrower of a letter of credit application on the respective Issuing Bank’s customary form (a “Letter of Credit Application”), each Issuing Bank, on behalf of the Lenders and in reliance upon the agreement of the Lenders set forth in §4.1.4 and upon the representations and warranties of the Borrower contained herein, agrees, in its individual capacity, to issue, extend and renew for the account of the Borrower one or more standby or documentary letters of credit (individually, a “Letter of Credit”), in such form as may be requested from time to time by the Borrower and agreed to by the respective Issuing Bank; provided, however, that, after giving effect to such request, (a) the sum of the aggregate Maximum Drawing Amount and all Unpaid Reimbursement Obligations shall not exceed $10,000,000 at any one time and (b) the sum of (i) the Maximum Drawing Amount on all Letters of Credit, (ii) all Unpaid Reimbursement Obligations, and (iii) the amount of all Revolving Credit Loans outstanding shall not exceed the lesser of (A) the Total Commitment at such time and (B) the Borrowing Base at such time. Notwithstanding the foregoing, no Issuing Bank shall have any obligation to issue any Letter of Credit (1) to remedy the failure of a Lender to advance its pro rata share of any Revolving Credit Loan, or (2) to support or secure any Indebtedness of the Borrower or any of its Subsidiaries to the extent that such Indebtedness was incurred prior to the proposed issuance date of such Letter of Credit, unless in any such case the Borrower demonstrates to the satisfaction of the respective Issuing Bank that (x) such prior incurred Indebtedness was then fully secured by a prior perfected and unavoidable security interest in collateral provided by the Borrower or such Subsidiary to the proposed beneficiary of such Letter of Credit or (y) such prior incurred Indebtedness was then secured or supported by a letter of credit issued for the account of the Borrower or such Subsidiary and the reimbursement obligation with respect to such letter of credit was fully secured by a prior perfected and unavoidable security interest in collateral provided to the issuer of such letter of credit by the Borrower or such Subsidiary.

4.1.2. Letter of Credit Applications. Each Letter of Credit Application shall be completed to the satisfaction of the respective Issuing Bank and the completed Letter of Credit Application must be issued to such Issuing Bank not later than 11:00 a.m. (New York time) on the third (3rd) Business Day prior to proposed issuance date of the related Letter of Credit. In the event that any provision of any Letter of Credit Application shall be inconsistent with any provision of this Credit Agreement, then the provisions of this Credit Agreement shall, to the extent of any such inconsistency, govern.

4.1.3. Terms of Letters of Credit. Each Letter of Credit issued, extended or renewed hereunder shall, among other things, (a) provide for the payment of sight drafts for honor thereunder when presented in accordance with the terms thereof and when accompanied by the documents described therein, and (b) have an expiry date (without giving effect to any renewal options) no later than the date which is thirty (30) days (or, if the Letter of Credit is confirmed by a confirmer or otherwise provides for one or more nominated persons, forty-five (45) days) prior to the Maturity Date. Each Letter of Credit so issued, extended or renewed shall be subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 or any successor version thereto adopted by the respective Issuing Bank in the ordinary course of its business as a letter of credit issuer and in effect at the time of issuance of such Letter of Credit (the “Uniform Customs”) or, in the case of a standby Letter of Credit, either the Uniform Customs or the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590, or any successor code of standby letter of credit practices among banks adopted by the respective Issuing Bank in the ordinary course of its business as a standby letter of credit issuer and in effect at the time of issuance of such Letter of Credit.

4.1.4. Reimbursement Obligations of Lenders. Each Lender severally agrees that it shall be absolutely liable, without regard to the occurrence of any Default or Event of Default or any other condition precedent whatsoever, to the extent of such Lender’s Commitment Percentage, to reimburse the respective Issuing Bank on demand for the amount of each draft paid by such Issuing Bank under each Letter of Credit to the extent that such amount is not reimbursed by the Borrower pursuant to §4.2 (such agreement for a Lender being called herein the “Letter of Credit Participation” of such Lender).

4.1.5. Participations of Lenders. Each such payment made by a Lender shall be treated as the purchase by such Lender of a participating interest in the Borrower’s Reimbursement Obligation under §4.2 in an amount equal to such payment. Each Lender shall share in accordance with its participating interest in any interest which accrues pursuant to §4.2.

4.2. Reimbursement Obligation of the Borrower. In order to induce each Issuing Bank to issue, extend and renew each Letter of Credit and the Lenders to participate therein, the Borrower hereby agrees to reimburse or pay to the respective Issuing Bank, for the account of the respective Issuing Bank or (as the case may be) the Lenders, with respect to each Letter of Credit issued, extended or renewed by the respective Issuing Bank hereunder,

(a) except as otherwise expressly provided in §4.2(b) and (c), on each date that any draft presented under such Letter of Credit is honored by the respective Issuing Bank, or the respective Issuing Bank otherwise makes a payment with respect thereto, (i) the amount paid by the respective Issuing Bank under or with respect to such Letter of Credit, and (ii) the amount of any taxes, fees, charges or other costs and expenses whatsoever incurred by the respective Issuing Bank or any Lender in connection with any payment made by the respective Issuing Bank or any Lender under, or with respect to, such Letter of Credit,

(b) upon the reduction (but not termination) of the Total Commitment to an amount less than the Maximum Drawing Amount, an amount equal to such difference, which amount shall be held by the Agent for the benefit of the Issuing Banks and the Lenders as cash collateral for all Reimbursement Obligations, and

(c) upon the termination of the Total Commitment, or the acceleration of the Reimbursement Obligations with respect to all Letters of Credit in accordance with §13, an amount equal to the then Maximum Drawing Amount on all Letters of Credit, which amount shall be held by the Agent for the benefit of the Issuing Banks and the Lenders as cash collateral for all Reimbursement Obligations.

(d) Each such payment shall be made to the respective Issuing Bank at such Person’s office in immediately available funds. Interest on any and all amounts remaining unpaid by the Borrower under this §4.2 at any time from the date such amounts become due and payable (whether as stated in this §4.2, by acceleration or otherwise) until payment in full (whether before or after judgment) shall be payable to the respective Issuing Bank on demand at the rate specified in §5.10 for overdue principal on the Revolving Credit Loans.

4.3. Letter of Credit Payments. If any draft shall be presented or other demand for payment shall be made under any Letter of Credit, the respective Issuing Bank shall notify the Borrower of the date and amount of the draft presented or demand for payment and of the date and time when it expects to pay such draft or honor such demand for payment. If the Borrower fails to reimburse the respective Issuing Bank as provided in §4.2 on or before the date that such draft is paid or other payment is made by the respective Issuing Bank, the respective Issuing Bank may at any time thereafter notify the Lenders of the amount of any such Unpaid Reimbursement Obligation. No later than 3:00 p.m. (New York time) on the Business Day next following the receipt of such notice, each Lender shall make available to the respective Issuing Bank, at the respective Issuing Bank’s office, in immediately available funds, such Lender’s Commitment Percentage of such Unpaid Reimbursement Obligation, together with an amount equal to the product of (a) the average, computed for the period referred to in clause (c) below, of the weighted average interest rate paid by the respective Issuing Bank for federal funds acquired by the respective Issuing Bank during each day included in such period, times (b) the amount equal to such Lender’s Commitment Percentage of such Unpaid Reimbursement Obligation, times (c) a fraction, the numerator of which is the number of days that elapse from and including the date the respective Issuing Bank paid the draft presented for honor or otherwise made payment to the date on which such Lender’s Commitment Percentage of such Unpaid Reimbursement Obligation shall become immediately available to the respective Issuing Bank, and the denominator of which is 360. The responsibility of the respective Issuing Bank to the Borrower and the Lenders shall be only to determine that that the documents (including drafts, if applicable) delivered under each Letter of Credit in connection with such presentment shall be in substantial compliance with the terms and conditions of such Letter of Credit.

4.4. Obligations Absolute. The Borrower’s obligations under this §4 shall, absent gross negligence or willful misconduct, be absolute and unconditional under any and all circumstances and irrespective of the occurrence of any Default or Event of Default or any condition precedent whatsoever or any setoff, counterclaim or defense to payment which the Borrower may have or have had against any Issuing Bank, the Agent, any Lender or any beneficiary of a Letter of Credit. The Borrower further agrees with each Issuing Bank, the Agent and the Lenders that the Issuing Banks, the Agent and the Lenders shall, absent gross negligence or willful misconduct, not be responsible for, and the Borrower’s Reimbursement Obligations under §4.2 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, the beneficiary of any Letter of Credit or any financing institution or other party to which any Letter of Credit may be transferred or any claims or defenses whatsoever of the Borrower against the beneficiary of any Letter of Credit or any such transferee. The Issuing Banks, the Agent and the Lenders shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit. The Borrower agrees that any action taken or omitted by the Agent or any Lender under or in connection with each Letter of Credit and the related drafts and documents, if done in good faith, shall be binding upon the Borrower and shall not result in any liability on the part of the Agent or any Lender to the Borrower, unless a court of competent jurisdiction has issued a final nonappealable judgment that such action amounted to gross negligence or willful misconduct by the Agent or the Lender, as the case may be.

4.5. Reliance by Issuer. To the extent not inconsistent with §4.4, the respective Issuing Bank shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel, independent accountants and other experts selected by the respective Issuing Bank. The respective Issuing Bank shall be fully justified in failing or refusing to take any action under this Credit Agreement unless it shall first have received such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The respective Issuing Bank shall in all cases be fully protected in acting, or in refraining from acting, under this Credit Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and all future holders of the Notes or of a Letter of Credit Participation.

4.6. Letter of Credit Fee. The Borrower shall pay a fee to the respective Issuing Bank (in each case, a “Letter of Credit Fee”) in respect of each Letter of Credit in an amount equal to the Applicable Margin then in effect with respect to LIBOR Loans per annum on the Maximum Drawing Amount of such Letter of Credit, for the accounts of the Lenders in accordance with their respective Commitment Percentages. Additionally, the Borrower shall pay to the respective Issuing Bank, for its own account, a fronting fee (the “Fronting Fee”) in an amount equal to the greater of (i) Five Hundred Dollars ($500) for each Letter of Credit and (ii) 0.125% per annum on the Maximum Drawing Amount of each Letter of Credit. In respect of each Letter of Credit, the Borrower shall also pay to the respective Issuing Bank for the respective Issuing Bank’s own account, at such other time or times as such charges are customarily made by the respective Issuing Bank, the respective Issuing Bank’s customary issuance, amendment, negotiation or document examination and other administrative fees with respect to letters of credit that the respective Issuing Bank is generally imposing at such time. Accrued Letter of Credit Fees, Fronting Fees and such additional fees (if any) shall be payable quarterly in arrears on the last day of each calendar quarter.

4.7. Replacement of Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Agent, the replaced Issuing Bank and the successor Issuing Bank. The Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to § 4.6. From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

5. CERTAIN GENERAL PROVISIONS.

5.1. Funds for Payments.

5.1.1. Payments to Agent. All payments of principal, interest, Reimbursement Obligations, Fees and any other amounts due hereunder or under any of the other Loan Documents shall be made on the due date thereof to the Agent in Dollars, for the respective accounts of the Lenders and the Agent, at the Agent’s Office or at such other place that the Agent may from time to time designate, in each case at or about 11:00 a.m. (New York time or other local time at the place of payment) and in immediately available funds.

5.1.2. No Offset, etc. All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without recoupment, setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein with respect to such payments (but excluding any tax imposed on or measured by the net income, net profits or net worth of any Lender or the Agent and any franchise taxes imposed on any Lender or the Agent in each case as a result of a present or former connection between such Lender or Agent and such jurisdiction or any political subdivision or taxing authority thereof or therein (other than solely as a result of entering into this Credit Agreement or any of the other Loan Documents or performing any obligations, receiving payments or enforcing any rights hereunder or thereunder) or as a result of any Lender or the Agent not being a U.S. Person) unless the Borrower is compelled by law to make such deduction or withholding. If any such obligation is imposed upon the Borrower with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Borrower will pay to the Agent, for the account of the Lenders or (as the case may be) the Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Lenders or the Agent to receive the same net amount which the Lenders or the Agent would have received on such due date had no such obligation been imposed upon the Borrower. The Borrower will deliver promptly to the Agent certificates or other valid vouchers reasonably available to it for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under such other Loan Document.

Notwithstanding the foregoing, the Borrower shall not be obligated to pay any additional amount pursuant to this §5.1.2 to any Lender or the Agent if such Lender or the Agent is not a U.S. Person and (a) is legally eligible but fails to comply with the requirements of §5.1.3 or (b) is not legally eligible to comply with the requirements of §5.1.3.

If the Borrower is required to pay additional amounts to or for the account of any Lender pursuant to this §5.1.2, then such Lender will, at the request of the Borrower, change the jurisdiction of its applicable lending office if such change (i) would eliminate or reduce any such additional payment which may thereafter accrue and (ii) is, in such Lender’s sole good faith discretion, determined not to be non-immaterially disadvantageous or cause non-immaterial hardship to such Lender; provided that any out-of-pocket costs or expenses that are incurred in connection with such change shall be borne by the Borrower on behalf of such Lender.

Each Lender and the Agent agrees that it will, to the extent not non-immaterially disadvantageous or causing non-immaterial hardship, (y) take all reasonable actions reasonably requested by the Borrower that are consistent with all legal and regulatory restrictions applicable to it to maintain all exemptions, if any, available to it from withholding taxes (whether available by treaty or existing administrative waiver) and (z) otherwise cooperate with the Borrower to minimize any amounts payable by the Borrower under this §5.1.2; provided, however, that in each case, all out-of-pocket costs of each Lender and the Agent relating to such action or cooperation requested by the Borrower shall be borne by the Borrower.

5.1.3. Tax Forms. Each Lender (which term, for purposes of this §5.1.3, shall include the Agent if the Agent is acting as a Lender) that is not a U.S. Person agrees to deliver to the Borrower and the Agent on or prior to the Closing Date, or in the case of a Lender that is an assignee or transferee of an interest under the terms of §15 of this Credit Agreement (unless such Lender was already a Lender hereunder immediately prior to such assignment or transfer), on or prior to the date of such assignment or transfer to such Lender, an accurate, complete and executed form or certification as may be required in order to establish such Lender’s entitlement as of such date to a complete exemption from U.S. withholding tax with respect to payments by the Borrower hereunder and under any of the other Loan Documents and any other forms or certifications that the Borrower may reasonably request from time to time. In addition, each Lender that is not a U.S. Person agrees that from time to time, when a lapse in time or change in circumstances renders the previous form or certification obsolete or inaccurate in any material respect, it will deliver to the Borrower and the Agent a new accurate, complete and executed form or certification as may be required in order to confirm or establish such Lender’s entitlement as of such date to a continued complete exemption from U.S. withholding tax with respect to payments by the Borrower hereunder and under any of the other Loan Documents.

5.1.4. Other Taxes. The Borrower shall pay, and hold the Lenders, the Agent, and its affiliates harmless from and against, any present or future stamp, documentary, registration, excise, property, intangibles, transfer, license, sales, use, value added or ad valorem taxes, charges or similar levies (including any interest and penalties in respect thereto and associated liabilities, losses, damages and expenses) which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Credit Agreement or any other Loan Document or the transactions contemplated thereby (hereinafter referred to as “Other Taxes”) unless arising as a result of any Lender’s or the Agent’s connection to the taxing jurisdiction (other than solely as a result of entering into this Credit Agreement or any of the other Loan Documents or performing any obligations, receiving payments or enforcing any rights hereunder or thereunder) or as a result of the gross negligence or willful misconduct of such Lender or the Agent; provided that the Borrower shall not be liable for any Other Taxes arising from any Lender’s or the Agent’s failure to give timely notice thereof. Such Lender or the Agent, as the case may be, shall give prompt notice to the Borrower of any assertion of Other Taxes so that the Borrower may, at its option, contest such assertion. Such Lender or the Agent, as the case may be, agrees that the Borrower shall exercise control over any such contest; provided that (i) no other taxes of such Lender or the Agent, as the case may be, shall be adversely affected thereby, (ii) the Borrower shall have acknowledged in writing its liability for such contested Taxes in the event such contest is not successful; provided that such acknowledgment of liability will not be binding if the contest is resolved by the written decision of the taxing authority or a court of competent jurisdiction which states with reasonable clarity the reasons for sustaining the proposed adjustment and such reasons would not have resulted in an obligation of the Borrower to indemnify the Lender or the Agent, as the case may be, in the absence of such acknowledgment (but provided, further, that the Lender or the Agent, as the case may be, shall exercise control over any such contest (including without limitation the right to withhold consent to any settlement of the contest) with respect to the response (including the manner of making the response) to any assertion or proposed assertion by the applicable taxing authority or the Borrower of any such reasons), (iii) no Event of Default or payment default or bankruptcy default shall have occurred and be continuing, and (iv) if such contested Taxes are required to be paid prior to or as a condition of the initiation of such contest, the Borrower shall have paid such Taxes. If and to the extent the Borrower indemnifies the Agent or any Lender for any Other Taxes, the Borrower shall have all rights of subrogation with respect thereto. The covenants contained in this Section 5.1.4 shall survive payment or satisfaction in full of all other Obligations.

5.1.5. Tax Savings. If a Lender or the Agent becomes aware that it has obtained or received a tax refund or credit or other tax benefit in respect of any amount for which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to §5.1.2, then, within thirty (30) days of becoming so aware, such Lender or the Agent (as the case may be) shall, if in its sole discretion it reasonably determines that it can do so without any non-immaterial adverse consequences for such Lender or the Agent (as the case may be), reimburse such amount of tax refund or credit or other tax benefit to the Borrower. Each Lender and the Agent agrees to act in good faith with respect to any such refund, credit and other tax benefits without discriminating against the Borrower. If and to the extent the Borrower indemnifies the Agent or any Lender for any taxes, the Borrower shall have all rights of subrogation with respect thereto.

5.2. Computations. All computations of interest on LIBOR Rate Loans shall be based on a 360-day year and paid for the actual number of days elapsed. All computations of interest on Base Rate Loans and of Commitment Fees, Letter of Credit Fees and all other fees calculated hereunder shall be based on a 365-day year and paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term “Interest Period” with respect to LIBOR Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension at the rate otherwise applicable pursuant to §2.5. The outstanding amount of the Revolving Credit Loans as reflected on the Note Records from time to time shall be considered correct and binding on the Borrower absent manifest error unless within fifteen (15) Business Days after receipt of any notice from the Agent or any of the Lenders of such outstanding amount, the Borrower shall notify the Agent or such Lender to the contrary.

5.3. Inability to Determine LIBOR Rate. In the event, prior to the commencement of any Interest Period relating to any LIBOR Rate Loan, the Agent shall determine or be notified by the Required Lenders that (a) adequate and reasonable methods do not exist for ascertaining the LIBOR Rate that would otherwise determine the rate of interest to be applicable to any LIBOR Rate Loan during any Interest Period or (b) the LIBOR Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to the Lenders of making or maintaining their LIBOR Rate Loans during such period, the Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower and the Lenders) to the Borrower and the Lenders. In such event (i) any Revolving Credit Loan Request for LIBOR Rate Loans or Conversion Request with respect to conversion of Base Rate Loans to LIBOR Rate Loans shall be automatically withdrawn and shall, in the case of such a Revolving Credit Loan Request, be deemed a request for, or in the case of such a Conversion Request, a request for continuation of, Base Rate Loans, (ii) each LIBOR Rate Loan will automatically, on the last day of the then current Interest Period relating thereto, become a Base Rate Loan, and (iii) the obligations of the Lenders to make LIBOR Rate Loans shall be suspended, in each case, until the Agent determines in good faith that the circumstances giving rise to such suspension no longer exist, whereupon the Agent shall promptly so notify the Borrower and the Lenders.

5.4. Illegality. Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or the interpretation or application thereof shall make it unlawful for any Lender to make or maintain LIBOR Rate Loans, such Lender shall forthwith give notice of such circumstances to the Borrower and the other Lenders and thereupon (a) the commitment of such Lender to make LIBOR Rate Loans or convert Base Rate Loans to LIBOR Rate Loans shall forthwith be suspended and (b) such Lender’s Revolving Credit Loans then outstanding as LIBOR Rate Loans, if any, shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such LIBOR Rate Loans or within such earlier period as may be required by law. The Borrower hereby agrees promptly to pay the Agent for the account of such Lender, upon demand by such Lender describing in reasonable detail the nature of such increased costs and showing the calculation thereof in reasonable detail, any additional amounts necessary to compensate such Lender for any increased costs incurred by such Lender in making any conversion made necessary by events described above in this §5.4, including any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder.

5.5. Additional Costs, etc. If any present or future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Lender or the Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

(a) impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Credit Agreement, including without limitation, to the extent considered in the calculation of the LIBOR Rate) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or letters of credit issued by, or commitments of an office of any Lender, or

(b) impose on any Lender or the Agent any other conditions or requirements with respect to this Credit Agreement, the other Loan Documents, any Letters of Credit, the LIBOR Rate Loans, such Lender’s Commitment to make LIBOR Rate Loans, or any class of loans, letters of credit or commitments of which any of the LIBOR Rate Loans or such Lender’s Commitment to make LIBOR Rate Loans forms a part, and the result of any of the foregoing is:

(c) to increase the cost to any Lender of making, funding, issuing, renewing, extending or maintaining any of the LIBOR Rate Loans or such Lender’s Commitment to make LIBOR Rate Loans or any Letter of Credit, or

(d) to reduce the amount of principal, interest, Reimbursement Obligation or other amount payable to such Lender or the Agent hereunder on account of such Lender’s Commitment to make LIBOR Rate Loans, any Letter of Credit or any of the LIBOR Rate Loans, or

(e) to require such Lender or the Agent to make any payment or to forego any interest or Reimbursement Obligation or other sum payable hereunder in respect of any LIBOR Rate Loans or Letters of Credit, the amount of which payment or foregone interest or Reimbursement Obligation or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender or the Agent from the Borrower hereunder in respect thereof, then, and in each such case, the Borrower will, upon demand made by such Lender or (as the case may be) the Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Lender or the Agent such additional amounts as will be sufficient to compensate such Lender or the Agent for such additional cost, reduction, payment or foregone interest or Reimbursement Obligation or other sum.

5.6. Capital Adequacy. If after the date hereof any Lender or the Agent determines that (a) the adoption of or change in any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) regarding capital requirements for Lenders or Lender holding companies or any change in the interpretation or application thereof by a Governmental Authority with appropriate jurisdiction, or (b) compliance by such Lender or the Agent or any corporation controlling such Lender or the Agent with any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) of any such entity regarding capital adequacy, has the effect of reducing the return on such Lender’s or the Agent’s commitment with respect to any Revolving Credit Loans to a level below that which such Lender or the Agent could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or the Agent’s then existing policies with respect to capital adequacy and assuming full utilization of such entity’s capital) by any amount deemed by such Lender or (as the case may be) the Agent to be material, then such Lender or the Agent may notify the Borrower of such fact. To the extent that the amount of such reduction in the return on capital is not reflected in the Base Rate or LIBOR Rate, the Borrower agrees to pay the Agent for the account of each Lender entitled thereto for the amount of such reduction in the return on capital as and when such reduction is determined upon presentation by such Lender or (as the case may be) the Agent of a certificate in accordance with §5.7. Neither the Agent nor any Lender shall be entitled to assert any claim under this §5.6 in respect of taxes. Each of the Lenders and the Agent agrees that, in the event any of the circumstances of the type described in this §5.6, it shall allocate such cost increases among its customers in good faith and on a non-discriminatory basis.

5.7. Certificate. A certificate setting forth in reasonable detail a description of any additional amounts payable pursuant to §§5.5 or 5.6 and the calculations necessary to establish such amounts which are due and a brief explanation sufficient to evidence the affected Lender’s or the Agent’s entitlement thereto, submitted by any Lender or the Agent to the Borrower, shall be conclusive, absent manifest error, that such amounts are due and owing. In determining such additional amounts, each Lender or the Agent will act reasonably and in good faith and will use allocation and attribution methods which are reasonable.

5.8. Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from and against any loss, cost or expense (excluding loss of anticipated profits) that such Lender may sustain or incur as a consequence of (a) default by the Borrower in payment of the principal amount of or any interest on any LIBOR Rate Loans as and when due and payable, including any such loss or expense arising from interest or fees payable by such Lender to banks of funds obtained by it in order to maintain the respective LIBOR Rate Loan or Loans which are the subject of such default, (b) default by the Borrower in making a borrowing or conversion after the Borrower has given (or is deemed to have given) a Revolving Credit Loan Request or a Conversion Request relating thereto in accordance with §2.6 or §2.7 or (c) the making of any payment of a LIBOR Rate Loan or the making of any conversion of any such Revolving Credit Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain any such Revolving Credit Loans.

5.9. Limitation on Increased Costs. Notwithstanding anything to the contrary contained in §5.4, 5.5 or 5.6, unless a Lender or the Agent gives notice to the Borrower that it is obligated to pay an amount under any such Section within ninety (90) days after the later of (a) the date such Lender or the Agent (as the case may be) actually incurs the respective increased costs, loss, expense or liability, or reduction in return on capital and (b) the date such Lender or the Agent (as the case may be) has actual knowledge of its incurrence of the respective increased costs, loss, expense or liability, or reduction in the return on capital, then such Lender or the Agent (as the case may be) shall only be entitled to be compensated for such amount by the Borrower pursuant to said §5.4, 5.5 or 5.6 (as the case may be) to the extent the costs, loss, expense or liability, or reduction in return on capital are incurred or suffered on or after the date which occurs ninety (90) days prior to such Lender or the Agent giving notice to the Borrower that it is obligated to pay the respective amounts pursuant to said §5.4, 5.5 or 5.6 (as the case may be).

5.10. Interest After Default. Upon the occurrence and during the continuance of any Event of Default, and upon notice from the Agent to the Borrower, amounts due and payable under any of the Loan Documents shall bear interest (compounded monthly and payable on demand in respect of overdue amounts) at a rate per annum which is equal to two percent (2%) above the rate of interest otherwise applicable to such amounts (or if no rate of interest is otherwise applicable, two percent (2%) above the Base Rate) until such amount is paid in full or (as the case may be) such Event of Default has been cured or waived in writing by the Lenders (after as well as before judgment).

6. COLLATERAL SECURITY AND GUARANTIES.

6.1. Security of Borrower. The Obligations shall be secured by a perfected first priority security interest (subject only to Permitted Liens) in favor of the Agent on behalf of the Lenders in all of the assets of the Borrower which are the subject of the Security Documents, whether now owned or hereafter acquired, pursuant to the terms of the Security Documents to which the Borrower is a party.

6.2. Guaranties and Security of Restricted Subsidiaries. The Obligations shall also be guaranteed pursuant to the terms of the Guaranties entered into by each Restricted Subsidiary in existence on the Closing Date and each new Restricted Subsidiary in accordance with the provisions of Section 8.14 of this Agreement from time to time. The obligations of the Restricted Subsidiaries under the Guaranties shall be in turn secured by a perfected first priority security interest (subject only to Permitted Liens) in favor of the Agent on behalf of the Lenders in all of the assets of each such Restricted Subsidiary, whether now owned or hereafter acquired, which are the subject of the Security Documents pursuant to the terms of the Security Documents to which each such Restricted Subsidiary is a party.

7. REPRESENTATIONS AND WARRANTIES.

The Borrower represents and warrants to the Lenders and the Agent as follows (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date):

7.1. Corporate Authority.

7.1.1. Incorporation; Good Standing. Each of the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing (to the extent the concept applies to such entity) under the laws of its jurisdiction of incorporation or formation, (b) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated, and (c) is in good standing (to the extent the concept applies to such entity) and is duly authorized to do business in each jurisdiction where such qualification is necessary except where a failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

7.1.2. Authorization. The execution, delivery and performance of this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby (a) are within the corporate (or the equivalent company) authority of such Person, (b) have been duly authorized by all necessary corporate (or the equivalent company) proceedings, (c) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which the Borrower or any of its Subsidiaries is subject or any judgment, order, writ, injunction, license or permit applicable to the Borrower or any of its Subsidiaries and (d) do not conflict with any provision of the Governing Documents of, or any material agreement or other instrument binding upon, the Borrower or any of its Subsidiaries.

7.1.3. Enforceability. The execution and delivery of this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is or is to become a party will result in valid and legally binding obligations of such Person enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

7.2. Governmental Approvals. The execution, delivery and performance by the Borrower and any of its Subsidiaries of this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing with, any governmental agency or authority other than (i) those already obtained, (ii) filings and other actions necessary to perfect Liens created by the Loan Documents and (iii) others approvals, consents and filings which the failure to obtain would not reasonably be expected to have a Material Adverse Effect.

7.3. Title to Properties; Leases. Except as indicated on Schedule 7.3 hereto and for transactions after the date hereof which are not prohibited by this Agreement, the Borrower and its Subsidiaries own all of the material assets reflected in the consolidated balance sheet of the Borrower and its Subsidiaries as at the Balance Sheet Date or acquired since that date (except property and assets sold or otherwise disposed of in the ordinary course of business or as permitted hereunder since that date), subject to no Liens or other rights of others, except Permitted Liens.

7.4. Financial Statements and Projections.

7.4.1. Fiscal Year. The Borrower and each of its Subsidiaries has a fiscal year which is the twelve months ending on December 31 of each calendar year.

7.4.2. Financial Statements. There has been furnished to the Agent and each Lender a consolidated balance sheet of the Borrower and its Subsidiaries as at the Balance Sheet Date, and a consolidated statement of income and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, audited and certified by Ernst & Young, LLP or other independent certified public accountants of national standing reasonably satisfactory to the Agent. In addition, there has been furnished to the Agent and each Lender unaudited consolidated balance sheets and unaudited consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the fiscal quarter ending March 31, 2006. Such balance sheets and statements of income and cash flows have been prepared in accordance with GAAP and fairly present in all material respects the financial condition of the Borrower as at the close of business on the date thereof and the results of operations for the fiscal period then ended, subject to year-end audit adjustments and the absence of footnotes with respect to the quarterly financial statements. There are no contingent liabilities of the Borrower or any of its Subsidiaries as of such dates involving material amounts, known to the officers of the Borrower, which were not disclosed in such balance sheets and the notes related thereto, subject to year-end audit adjustments and the absence of footnotes with respect to quarterly financial statements.

There has been furnished to the Agent and each Lender a pro forma consolidated balance sheet of the Borrower and its Subsidiaries as at the Balance Sheet Date, adjusted to give effect on a pro forma basis to the acquisition of the Borrower and its Subsidiaries by the Fortress Investment Group. Such pro forma consolidated balance sheet was prepared in good faith based upon assumptions believed to be reasonable at such time.

7.4.3. Projections. The projections of the annual operating budgets of the Borrower and its Subsidiaries on a consolidated basis, balance sheets, statements of income and cash flow statements for the 2006 to 2008 fiscal years, copies of which have been delivered to each Lender, were prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that the projected financial information is subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and its Subsidiaries, that the Borrower gives no assurance such projections will be realized and that actual results may differ from those in the projected financial information and such differences may be material).

7.4.3.1. No Material Adverse Changes, etc. As of the date hereof, there has been no event or occurrence which has had a Material Adverse Effect since the Balance Sheet Date. Since the Balance Sheet Date, the Borrower has not made any Restricted Payment, except as permitted under §9.4.

7.5. Franchises, Patents, Copyrights, etc. The Borrower and each of its Subsidiaries possesses all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted without known conflict with any rights of others material to the conduct of its business.

7.6. Litigation. Except as set forth in Schedule 7.6 hereto, there are no actions, suits, proceedings or investigations of any kind pending or threatened against the Borrower or any of its Subsidiaries before any Governmental Authority (a) as to which there is a reasonable likelihood of an adverse determination and that, if adversely determined, could reasonably be expected to, either in any one case or in the aggregate of all such cases, have a Material Adverse Effect, or (b) as of the date hereof, which question the validity of this Credit Agreement or any of the other Loan Documents, or any action taken or to be taken pursuant hereto or thereto.

7.7. No Materially Adverse Contracts, etc. Neither the Borrower nor any of its Subsidiaries is subject to any Governing Document or other legal restriction, or any judgment, decree, order, law, statute, rule or regulation that has or is expected in the future to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries is a party to any contract or agreement that has or is expected, in the judgment of the Borrower’s officers, to have any Material Adverse Effect.

7.8. Compliance with Other Instruments, Laws, etc. Neither the Borrower nor any of its Subsidiaries is in violation of any provision of its Governing Documents, or any agreement or instrument to which it may be subject or by which it or any of its properties may be bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that could have a Material Adverse Effect.

7.9. Tax Status. The Borrower and its Subsidiaries (a) have made or filed all material federal, state and foreign income and all other tax returns, reports and declarations required to have been made or filed by any jurisdiction to which any of them is subject, (b) have paid all material taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings and (c) have set aside on their books provisions reasonably adequate for the payment of all material taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and none of the officers of the Borrower know of any basis for any such claim. The amount of reserves established by the Borrower and each of its Subsidiaries to cover the Borrower’s or such Subsidiary’s material sales or use tax obligations in each jurisdiction where the Borrower or such Subsidiary is required to pay such taxes is adequate for the payment of all of such obligations.

7.10. Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.

7.11. Perfection of Security Interest. As of the date hereof, to the extent required by the Security Documents, all filings, assignments, pledges and deposits of documents or instruments have been made (or will, within ten (10) days of the Closing Date, be made) and all other actions have been taken (or will, within ten (10) days of the Closing Date, be taken) that are necessary or (if requested by the Agent) advisable, under applicable law, to establish and perfect the Agent’s security interest in the Collateral. The Collateral and the Agent’s rights with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses (other than in connection with Permitted Liens).

7.12. Employee Benefit Plans.

7.12.1. In General. Each Employee Benefit Plan and each Guaranteed Pension Plan has been maintained and operated in compliance in all material respects with the provisions of ERISA and all Applicable Pension Legislation and, to the extent applicable, the Code, including but not limited to the provisions thereunder respecting prohibited transactions and the bonding of fiduciaries and other persons handling plan funds as required by §412 of ERISA. The Borrower has heretofore delivered to the Agent the most recently completed annual report, Form 5500, with all required attachments, and actuarial statement required to be submitted under §103(d) of ERISA, with respect to each Guaranteed Pension Plan.

7.12.2. Welfare Plans. Except as disclosed on Schedule 7.11, no Employee Benefit Plan, which is an employee welfare benefit plan within the meaning of §3(1) or §3(2)(B) of ERISA, provides benefit coverage subsequent to termination of employment, except as required by Title I, Part 6 of ERISA or the applicable state insurance laws.

7.12.3. Guaranteed Pension Plans. Each contribution required to be made to a Guaranteed Pension Plan, whether required to be made to avoid the incurrence of an accumulated funding deficiency or the notice or lien provisions of §302(f) of ERISA, has been timely made. No waiver of an accumulated funding deficiency or extension of amortization periods has been received with respect to any Guaranteed Pension Plan, and neither the Borrower nor any ERISA Affiliate is obligated to or has posted security in connection with an amendment to a Guaranteed Pension Plan pursuant to §307 of ERISA or §401(a)(29) of the Code. No liability to the PBGC (other than required insurance premiums, all of which have been paid) has been incurred by the Borrower or any ERISA Affiliate with respect to any Guaranteed Pension Plan and there has not been any ERISA Reportable Event (other than an ERISA Reportable Event as to which the requirement of 30 days notice has been waived), or any other event or condition which presents a material risk of termination of any Guaranteed Pension Plan by the PBGC. Based on the latest valuation of each Guaranteed Pension Plan (which in each case occurred within twelve months of the date of this representation), and on the actuarial methods and assumptions employed for that valuation, the aggregate benefit liabilities of all such Guaranteed Pension Plans within the meaning of §4001 of ERISA did not exceed the aggregate value of the assets of all such Guaranteed Pension Plans, disregarding for this purpose the benefit liabilities and assets of any Guaranteed Pension Plan with assets in excess of benefit liabilities.

7.12.4. Multiemployer Plans. Neither the Borrower nor any ERISA Affiliate has incurred any material liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under §4201 of ERISA or as a result of a sale of assets described in §4204 of ERISA. Neither the Borrower nor any ERISA Affiliate has been notified that any Multiemployer Plan is in reorganization or insolvent under and within the meaning of §4241 or §4245 of ERISA or is at risk of entering reorganization or becoming insolvent, or that any Multiemployer Plan intends to terminate or has been terminated under §4041A of ERISA.

7.13. Environmental Compliance.

As of the date hereof, all of the Real Estate owned by the Borrower or any of its Subsidiaries is set forth on Schedule 7.13(a) hereto and all of the Real Estate leased (as lessee or sublessee) by the Borrower or any of its Subsidiaries (other than space leases of office space) is set forth on Schedule 7.13(b) hereto. The Borrower has made due efforts to investigate the past and present condition and usage of the Real Estate, the Containers, the Generators, the Refrigeration Units and the Chassis and the operations conducted thereon and therewith, and based upon such reasonable investigation, as of the date hereof, has determined (a) with respect to the Containers, the Generators and the Real Estate listed on Schedule 7.13(a), and (b) to the best of its knowledge with respect to the Real Estate listed on Schedule 7.13(b), that:

(i) none of the Borrower, its Subsidiaries or any operator of the Real Estate, the Containers or the Generators or any operations thereon or conducted therewith is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state, local or foreign law, statute, regulation, ordinance, order or decree relating to health, safety or the environment (hereinafter “Environmental Laws”), which violation would have a Material Adverse Effect;

(ii) neither the Borrower nor any of its Subsidiaries has received notice from any third party including, without limitation, any Governmental Authority, (A) that any one of them has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B; (B) that any hazardous waste, as defined by 42 U.S.C. §6903(5), any hazardous substances as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) and any toxic substances, oil, petroleum or hazardous materials (including, without limitation, chlorofluorocarbons) or other chemicals or substances regulated by any Environmental Laws (“Hazardous Substances”) which any one of them has generated, transported or disposed of has been found at any site at which a Governmental Authority has conducted or has ordered that any Borrower or any of its Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (C) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances;

(iii) except as would not have a Material Adverse Effect: (A) no portion of the Real Estate, nor any of the Containers or Generators, have been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws; (B) in the course of any activities conducted by the Borrower or its Subsidiaries, no Hazardous Substances have been generated or are being used on the Real Estate or in connection with the Containers or Generators except in accordance with applicable Environmental Laws; (C) there have been no releases (i.e. any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Substances on, upon, into or from the properties of the Borrower or its Subsidiaries; and

(iv) except as would not have a Material Adverse Effect, none of the Borrower and its Subsidiaries, nor any of the Real Estate is subject to any applicable Environmental Law requiring the performance of Hazardous Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any Governmental Authority or the recording or delivery to other Persons of an environmental disclosure document or statement by virtue of the transactions set forth herein and contemplated hereby, or to the effectiveness of any other transactions contemplated hereby.

7.14. Subsidiaries, etc. As of the date hereof, Schedule 7.14 sets forth all the Subsidiaries of the Borrower and all joint ventures or partnerships between the Borrower or its Subsidiaries and any other Person. The jurisdiction of incorporation/formation and principal place of business of each Subsidiary of the Borrower, as of the date hereof, is listed on Schedule 7.14 hereto.

7.15. Bank Accounts. As of the date hereof, other than accounts maintained with the Agent, the Borrower maintains the deposit accounts listed on Schedule 7.15 hereto and no other deposit accounts. In the event the Borrower opens or maintains any additional deposit accounts other than the deposit accounts listed on Schedule 7.15 hereto, the Borrower shall immediately provide the Agent with notice of such deposit accounts and shall otherwise comply (to the extent applicable) with the provisions of §4.2 of the Security Agreement.

7.16. Disclosure. None of this Credit Agreement or any of the other Loan Documents contains any untrue statement of a material fact or omits to state a material fact (known to the Borrower or any of its Subsidiaries in the case of any document or information not furnished by it or any of its Subsidiaries) necessary in order to make the statements herein or therein not misleading.

7.17. Foreign Assets Control Regulations, Etc. (a) None of the requesting or borrowing of the Revolving Credit Loans, the requesting or issuance, extension or renewal of any Letters of Credit or the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)).

(b) None of the Borrower, any Subsidiary of the Borrower or any Affiliate of the Borrower (i) is a Sanctioned Person, (ii) has more than 10% of its assets in Sanctioned Entities, or (iii) derives more than 10% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. The proceeds of any Revolving Credit Loan or the issuance or extension of any Letter of Credit Loan will not be used and have not been used to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Entity.

7.18. Appraisal and Valuation Report. All information submitted by, or on behalf of, the Borrower to the Appraisal Firm in connection with the preparation of the Appraisal and Valuation Report and all statements of fact made by, or on behalf of, the Borrower in connection with the preparation of the Appraisal and Valuation Report, are, to Borrower’s knowledge, not misleading in any material respect. As of the date hereof, to Borrower’s knowledge, there has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects or might materially and adversely affect the use, operation or value of any material portion of the assets that were the subject of the Appraisal and Valuation Report.

8. AFFIRMATIVE COVENANTS.

The Borrower covenants and agrees that, so long as any Revolving Credit Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or any Lender has any obligation to make any Revolving Credit Loans or the Agent has any obligation to issue, extend or renew any Letters of Credit:

8.1. [Reserved].

8.2. Maintenance of Office. The Borrower will maintain its chief executive office in Park Ridge, New Jersey, or at such other place in the United States of America as the Borrower shall designate upon written notice to the Agent, where notices, presentations and demands to or upon the Borrower in respect of the Loan Documents to which the Borrower is a party may be given or made.

8.3. Records and Accounts. The Borrower will (a) keep, and cause each of its Subsidiaries to keep proper records and books of account in which full, true and correct entries in all materials respects will be made in accordance with GAAP, (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties and the properties of its Subsidiaries, contingencies, and other reserves, and (c) at all times engage Ernst & Young, LLP or other independent certified public accountants reasonably satisfactory to the Agent as the independent certified public accountants of the Borrower and its Subsidiaries and will not permit more than thirty (30) days to elapse between the cessation of such firm’s (or any successor firm’s) engagement as the independent certified public accountants of the Borrower and its Subsidiaries and the appointment in such capacity of a successor firm as shall be satisfactory to the Agent and each Lender.

8.4. Financial Statements, Certificates and Information. The Borrower will deliver to each of the Lenders:

(a) as soon as practicable, but in any event not later than one hundred twenty (120) days after the end of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such year, and the related consolidated and consolidating statement of income and consolidated statement of cash flow for such year, each setting forth in comparative form the figures for the previous fiscal year and all such consolidated statements to be in reasonable detail, prepared in accordance with GAAP, audited and certified, without qualification and without an expression of uncertainty as to the ability of the Borrower or any of its Subsidiaries to continue as going concerns, by Ernst & Young, LLP or other independent certified public accountants reasonably satisfactory to the Agent;

(b) as soon as practicable, but in any event not later than forty-five (45) days after the end of each of the fiscal quarters of the Borrower and CLIF, copies of the unaudited consolidated balance sheet of (i) the Borrower and its Subsidiaries and (ii) CLIF, in each case as at the end of such quarter, and the related consolidated statement of income and consolidated statement of cash flow for the portion of the Borrower’s or CLIF’s, as the case may be, fiscal year then elapsed, all in reasonable detail and prepared in accordance with GAAP, together with a certification by the principal financial or accounting officer of the Borrower that the information contained in such financial statements fairly presents in all material respects the financial position of the Borrower and its Subsidiaries or CLIF’s, as the case may be, on the date thereof (subject to normal year-end adjustments made in accordance with GAAP and the absence of footnotes);

(c) simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement certified by the principal financial or accounting officer of the Borrower in substantially the form of Exhibit D hereto (a “Compliance Certificate”) and setting forth in reasonable detail computations evidencing compliance with the covenants contained in §10 and (if applicable) reconciliations to reflect changes in GAAP since the Balance Sheet Date;

(d) contemporaneously with the filing or mailing thereof, copies of all material of a financial nature filed with the Securities and Exchange Commission;

(e) (i) within fifteen (15) Business Days after the end of each calendar month, (ii) within five (5) Business Days of the Drawdown Date of each Revolving Credit Loan or of the date of issuance, extension or renewal of each Letter of Credit, (iii) within five (5) Business Days prior to the date of any removal or sale of any assets from the Borrowing Base other than asset sales made in the ordinary course of business in an aggregate amount not to exceed $1,000,000, and (iv) at each other time as the Agent may reasonably request, a Borrowing Base Report setting forth the Borrowing Base as at the end of such calendar month or Drawdown Date or other date so requested by the Agent;

(f) as soon as available (but in no event later than March 31st of each year), a copy of the annual consolidated budget for the Borrower and its Subsidiaries for each fiscal year;

(g) together with the quarterly financials delivered pursuant to §8.3(b), a separate calculation of the utilization rate for the Eligible Containers as a group and the Eligible Chassis as a group and a separate weighted average calculation of the per diem rate for the preceding fiscal quarter for the Eligible Containers as a group and the Eligible Chassis as a group; and

(h) from time to time such other financial data and information (including accountants’ management letters) as the Agent or any Lender may reasonably request.

8.5. Notices.

8.5.1. Defaults. The Borrower will, within three (3) days of the occurrence thereof, notify the Agent in writing of the occurrence of any Default or Event of Default, together with a reasonably detailed description thereof, and the actions the Borrower proposes to take with respect thereto. If any Person shall give any notice (including a notice of an event of termination or an early amortization event, if applicable, under the Note Placement 2003-1, the Note Placement 2006-1 or any Permitted Securitization) or take any other enforcement action in respect of a claimed default (whether or not constituting an Event of Default) under this Credit Agreement or any other note, evidence of indebtedness, indenture or other obligation to which or with respect to which the Borrower or any of its Subsidiaries is a party or obligor, whether as principal, guarantor, surety or otherwise, the Borrower shall forthwith give written notice thereof to the Agent and each of the Lenders, describing the notice or action and the nature of the claimed default.

8.5.2. Environmental Events. The Borrower will provide notice to the Agent within ten (10) days (a) of any violation of any Environmental Law that the Borrower or any of its Subsidiaries reports in writing or is reportable by such Person (to the extent that such violation is known or knowable to such Person after reasonable investigation and diligence) in writing (or for which any written report supplemental to any oral report is made) to any Governmental Authority and (b) upon becoming aware thereof, of any inquiry, proceeding, investigation, or other action, including a notice from any agency or any Governmental

Authority of a potential environmental liability that would have a Material Adverse Effect.

8.5.3. Notification of Claim against Collateral. The Borrower will, within three (3) days of becoming aware thereof, notify the Agent in writing of any Lien upon any of the Collateral having an aggregate value of $500,000 or more.

8.5.4. Notice of Litigation and Judgments. The Borrower will, and will cause each of its Subsidiaries to, give notice to the Agent and each of the Lenders in writing within fifteen (15) days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting the Borrower or any of its Subsidiaries or to which the Borrower or any of its Subsidiaries is or becomes a party involving an uninsured claim against the Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect on the Borrower or any of its Subsidiaries and stating the nature and status of such litigation or proceedings. The Borrower will, and will cause each of its Subsidiaries to, give notice to the Agent and each of the Lenders, in writing, in form and detail satisfactory to the Agent, within ten (10) days of any judgment not covered by insurance, final or otherwise, against the Borrower or any of its Subsidiaries in an amount in excess of $1,000,000.

8.5.5. Notices Concerning Tax Treatment. In the event the Borrower determines to take any action inconsistent with its intention to not treat the Revolving Credit Loans, Letters of Credit and/or related transactions hereunder as a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4), it will promptly notify the Agent in writing thereof and will provide the Agent with a duly completed copy of IRS Form 8886 or any successor form.

8.6. Legal Existence; Maintenance of Properties. The Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence, rights and franchises and those of its Subsidiaries, except as otherwise contemplated or not prohibited by this Credit Agreement. It (a) will cause all of its properties and those of its Subsidiaries material to the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order, ordinary wear and tear excepted, and supplied with all necessary equipment, (b) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, and (c) will, and will cause each of its Subsidiaries to, continue to engage primarily in the businesses now conducted by them and in related businesses; provided, that nothing in this §8.6 shall prevent the Borrower from discontinuing the operation and maintenance of any of its properties or any of those of its Subsidiaries if such discontinuance is, in the judgment of the Borrower, desirable in the conduct of its or their business and does not in the aggregate have a Material Adverse Effect.

8.7. Insurance. The Borrower will, and will cause each of its Subsidiaries or lessees to, maintain with financially sound and reputable insurers insurance with respect to its properties and business against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent.

8.8. Taxes. The Borrower will, and will cause each of its Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all material taxes, assessments and other governmental charges imposed upon it and its properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all material claims for labor, materials, or supplies that if unpaid might by law become a Lien or charge upon any of its property; provided, that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Borrower or such Subsidiary shall have set aside on its books adequate reserves with respect thereto; and provided, further, that the Borrower and each Subsidiary of the Borrower will pay all such material taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any Lien that may have attached as security therefor.

8.9. Inspection of Properties and Books, etc.

8.9.1. General. The Borrower shall permit the Agent or any of its designated representatives:

(a) if no Default or Event of Default then exists, at the expense of the Lenders and at such reasonable times and intervals as the Agent or any Lender may reasonably request in writing, to visit and inspect any of the properties of the Borrower or any of its Subsidiaries, to examine the books of account of the Borrower and its Subsidiaries (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with, and to be advised as to the same by, its and their officers, and to conduct examinations and verifications (whether by internal commercial finance examiners or independent auditors) of all components included in the Borrowing Base; and

(b) if a Default or Event of Default then exists, at the expense of the Borrower at all such times and as often as the Agent requests, to visit and inspect any of the properties of the Borrower or any of its Subsidiaries, to examine the books of account of the Borrower and its Subsidiaries (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with, and to be advised as to the same by, its and their officers, and to conduct examinations and verifications (whether by internal commercial finance examiners or independent auditors) of all components included in the Borrowing Base.

8.9.2. Commercial Finance Examinations. Once during each calendar year, or more frequently if the Agent reasonably determines or if an Event of Default shall have occurred and be continuing, upon the request of the Agent, the Borrower will obtain and deliver to the Agent or, if the Agent so elects, will cooperate with the Agent in obtaining, a report of an independent commercial finance examiner satisfactory to the Agent (which may be affiliated with one of the Lenders) with respect to the Eligible Containers, Eligible Generators and Eligible Chassis included in the Borrowing Base, which report shall indicate whether or not the information set forth in the Borrowing Base Report most recently delivered is accurate and complete in all material respects based upon a review by such auditors of the Eligible Containers, Eligible Generators and Eligible Chassis. Prior to an Event of Default, one (1) such commercial finance examinations per annum shall be conducted and made at the expense of the Borrower and any additional commercial finance examinations shall be conducted and made at the expense of the Lenders. After the occurrence and during the continuance of an Event of Default, all such commercial finance examinations shall be conducted and made at the expense of the Borrower. The Agent agrees to make all such commercial finance examinations available to each of the Lenders.

8.10. Compliance with Laws, Contracts, Licenses, and Permits. The Borrower will, and will cause each of its Subsidiaries to, comply with (a) all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, (b) the provisions of its Governing Documents and (c) all material agreements and instruments by which it or any of its properties may be bound, except where, in all such instances, the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Borrower or any of its Subsidiaries may fulfill any of its obligations hereunder or under any of the other Loan Documents to which the Borrower or such Subsidiary is a party, the Borrower will, or (as the case may be) will cause such Subsidiary to, immediately take or cause to be taken all reasonable steps within the power of the Borrower or such Subsidiary to obtain such authorization, consent, approval, permit or license and furnish the Agent and the Lenders with evidence thereof.

8.11. Use of Proceeds.

8.11.1. General. The Borrower will use the proceeds of the Revolving Credit Loans and obtain Letters of Credit solely to refinance existing Indebtedness of the Borrower and pay any associated fees and expenses, and for working capital and general corporate purposes, including capital expenditures.

8.11.2. Regulations U and X. No portion of any Revolving Credit Loan is to be used, and no portion of any Letter of Credit is to be obtained, for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

8.11.3. Ineligible Securities. No portion of the proceeds of any Revolving Credit Loans is to be used, and no portion of any Letter of Credit is to be obtained, for the purpose of knowingly purchasing, or providing credit support for the purchase of, during the underwriting or placement period or within thirty (30) days thereafter, any Ineligible Securities underwritten or privately placed by a Financial Affiliate.

8.12. Employee Benefit Plans. The Borrower will (a) upon the Agent’s request, furnish to the Agent a copy of the most recent actuarial statement required to be submitted under §103(d) of ERISA and Annual Report, Form 5500, with all required attachments, in respect of each Guaranteed Pension Plan, and (b) within thirty (30) days after receipt or dispatch, furnish to the Agent any notice, report or demand sent or received in respect of a Guaranteed Pension Plan under §§302, 4041, 4042, 4043, 4063, 4066 and 4068 of ERISA, or in respect of a Multiemployer Plan, under §§4041A, 4202, 4219, 4242, or 4245 of ERISA.

8.13. Further Assurances. The Borrower will, and will cause each of its Restricted Subsidiaries to, cooperate with the Agent and execute such further instruments and documents as the Agent shall reasonably request to satisfactorily effectuate the transactions contemplated by this Credit Agreement and the other Loan Documents.

8.14. New Subsidiaries.

8.14.1. New Subsidiary Security Documents. The Borrower will cause each Restricted Subsidiary to have executed and delivered each of the following documents within ten (10) days after the date such Restricted Subsidiary becomes a Restricted Subsidiary:

(a) the Guaranty substantially in the form of Exhibit F hereto;

(b) the Restricted Subsidiary Security Agreement substantially in the form of Exhibit G hereto;

(c) copies of Governing Documents of such Restricted Subsidiary, and copies of all corporate (or other) action of such Restricted Subsidiary authorizing its execution and delivery of its Guaranty and its Restricted Subsidiary Security Agreement, and the transactions contemplated thereby (in each case, certified as correct and complete copies by the secretary of such Restricted Subsidiary); and

(d) a legal opinion, satisfactory in form, scope and substance to the Agent, of counsel which may be internal counsel to the effect that (i) such Restricted Subsidiary is duly and validly organized and existing under the laws of its jurisdiction of organization and is in good standing in such jurisdiction, (ii) such Guaranty and Restricted Subsidiary Security Agreement have been duly executed and delivered by such Restricted Subsidiary and are within the corporate objects and purposes of such Restricted Subsidiary, and (iii) such Guaranty and Restricted Subsidiary Security Agreement are enforceable in accordance with their terms.

8.14.2. Pledge of New Subsidiary Capital Stock. The Borrower shall at all times directly or indirectly through a Restricted Subsidiary own all of the Capital Stock of each of the Restricted Subsidiaries which are corporations, and such shares shall be pledged to the Agent, for the benefit of the Agent and the Lenders, pursuant to and to the extent provided in the Stock Pledge Agreement within ten (10) days after the date such Restricted Subsidiary becomes a Restricted Subsidiary. The Borrower shall at all times directly or indirectly through a Restricted Subsidiary own all of the partnership or joint venture interests in each of the Restricted Subsidiaries which are partnerships or joint ventures, and such interests shall at all times be pledged to the Agent, for the benefit of the Agent and the Lenders, pursuant to and to the extent provided in a partnership pledge agreement in form and substance reasonably satisfactory to the Agent.

9. CERTAIN NEGATIVE COVENANTS.

The Borrower covenants and agrees that, so long as any Revolving Credit Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or any Lender has any obligation to make any Revolving Credit Loans or the Agent has any obligations to issue, extend or renew any Letters of Credit:

9.1. Restrictions on Indebtedness. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

(a) Indebtedness to the Lenders, the Issuing Bank and the Agent arising under any of the Loan Documents;

(b) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(c) Indebtedness incurred in connection with the acquisition or lease after the date hereof of any real or personal property by the Borrower or such Restricted Subsidiary (including Indebtedness evidenced by Capital Leases and Synthetic Leases permitted pursuant to §9.6 herein), provided that the aggregate principal amount of such Indebtedness of the Borrower and its Restricted Subsidiaries shall not exceed the aggregate amount of $40,000,000 at any one time;

(d) Indebtedness existing on the date hereof and listed and described on Schedule 9.1 hereto and any refinancing or renewal of such Indebtedness; provided, that any such refinancing or renewal does not (i) increase the aggregate amount of such Indebtedness (except by the amount of any premium or fee paid or payable in connection with such extension, renewal or replacement), (ii) shorten the weighted average life to maturity of, such Indebtedness, (iii) change, alter or modify the terms of such Indebtedness in any manner which violates either §9.8 or the Intercreditor Agreement or (iv) add to the collateral, if any, securing such Indebtedness;

(e) Indebtedness of the Borrower to any of its Restricted Subsidiaries or of any Restricted Subsidiary to the Borrower or any other Subsidiary of the Borrower; provided, that Indebtedness of any Subsidiary of the Borrower that is not a Guarantor shall be subject to §9.3, and guarantees by the Borrower of the obligations of any of its Subsidiaries or guarantees by any Subsidiary of the obligations of the Borrower or any its other Subsidiaries; provided, that guarantees by the Borrower or any Guarantor of obligations of any Subsidiary that is not a Guarantor shall be subject to §9.3;

(f) [Reserved]

(g) [Reserved]

(h) Indebtedness under interest rate protection agreements and hedging agreements which are non-speculative in nature and are entered into to protect the Borrower and/or its Subsidiaries against fluctuations in interest rates, currency exchange rates or commodity prices;

(i) Indebtedness of any Person that becomes a Restricted Subsidiary of the Borrower after the date hereof, provided, that such Indebtedness (1) exists at the time such Person becomes a Restricted Subsidiary of the Borrower, (2) is not created in contemplation of or in connection with such Person becoming a Subsidiary of the Borrower and (3) otherwise complies with the provisions of this §9.1 including §9.1(k);

(j) [Reserved]; and

(k) additional Indebtedness of the Borrower and its Restricted Subsidiaries not to exceed $40,000,000 at any time outstanding.

9.2. Restrictions on Liens.

9.2.1. Permitted Liens. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, (a) create or incur or suffer to be created or incurred or to exist any Lien upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (d) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against it that if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; or (e) sell, assign, pledge or otherwise transfer any “receivables” as defined in clause (g) of the definition of the term “Indebtedness”, with or without recourse; provided, that the Borrower or any of its Restricted Subsidiaries may create or incur or suffer to be created or incurred or to exist:

(i) Liens in favor of the Borrower on all or part of the assets of a Restricted Subsidiary of the Borrower securing Indebtedness owing by such Restricted Subsidiary of the Borrower to the Borrower;

(ii) Liens to secure taxes, assessments and other government charges in respect of obligations not overdue or which the failure to pay does not result in noncompliance with §8.8 or Liens on properties to secure claims for labor, material or supplies in respect of obligations not overdue or which the failure to pay does not result in noncompliance with §8.8;

(iii) deposits or pledges made in connection with, or to secure payment of, workmen’s compensation, unemployment insurance, old age pensions or other social security obligations, and pledges and deposits to secure the performance of bids, trade contracts, leases, statutory obligations and other obligations of a like nature, in each case in the ordinary course of business;

(iv) Liens on properties in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which the Borrower or such Restricted Subsidiary shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review;

(v) Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens on properties, in existence less than 120 days after the Borrower or such Restricted Subsidiary, as the case may be, has knowledge thereof and covering assets having a Net Book Value not in excess of $500,000;

(vi) encumbrances on Real Estate consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s liens and other minor Liens, provided, that none of such Liens (A) interferes materially with the use of the property affected in the ordinary conduct of the business of the Borrower and its Subsidiaries, and (B) individually or in the aggregate have a Material Adverse Effect;

(vii) Liens existing on the date hereof and listed on Schedule 9.2 hereto;

(viii) purchase money security interests in or purchase money mortgages on real or personal property acquired after the date hereof to secure purchase money Indebtedness of the type and amount permitted by §9.1(c), incurred in connection with the acquisition of such property, which security interests or mortgages cover only the real or personal property so acquired and, if granted upon any asset included in the calculation of the Borrowing Base, shall be discharged in full within 120 days after the date on which such purchase money undertaking has been incurred;

(ix) Liens arising out of the sale, assignment, pledge or transfer of assets to CLIF or any Additional Securitization Entities arising in connection with Permitted Securitizations;

(x) Liens in favor of the Agent for the benefit of the Lenders and the Agent under the Loan Documents;

(xi) Liens which are granted to secure any refinancing or renewal of Indebtedness permitted under §9.1(d); provided, that (A) such Liens encumber the same property (and no additional assets or property of the Borrower or its Restricted Subsidiaries) as secured by the Indebtedness that was so refinanced or renewed, (B) the Liens securing the Indebtedness that was so refinanced or renewed were permitted under this §9.2, and (C) the aggregate amount of Indebtedness secured by such property has not increased as a result of such refinancing or renewal (except by the amount of any premium or fee paid or payable in connection with such extension, renewal or replacement);

(xii) Liens in favor of lessors of property leased to the Borrower or a Restricted Subsidiary under §9.1(c);

(xiii) Liens upon assets of the Borrower and any of its Restricted Subsidiaries subject to Capitalized Leases or Synthetic Leases to the extent such Capitalized Leases or Synthetic Leases are permitted by §§ 9.1(c) and 9.6, provided, that (x) such Liens only secure the payment of Indebtedness arising under such Capitalized Leases or Synthetic Leases and (y) the Liens encumbering the assets leased in such Capitalized Leases or Synthetic Leases do not encumber any other assets of the Borrower or any Subsidiary of the Borrower (other than proceeds of such leased assets);

(xiv) Liens consisting of interests of lessees of the Containers, Chassis, Generators and Refrigeration Units or arising from precautionary UCC financing statement filings regarding leases entered into in the ordinary course;

(xv) Liens in favor of banks on items in collection (and the documents related thereto) arising in the ordinary course of business of the Borrower and its Subsidiaries under Article IV of the Uniform Commercial Code;

(xvi) Liens existing on any property or asset of any Person that becomes a Restricted Subsidiary after the Closing Date pursuant to a Permitted Acquisition that exists prior to the time such Person becomes a Restricted Subsidiary of the Borrower; provided that (A) such Lien is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary of the Borrower, (B) such Lien shall not apply to any other property or assets of the Borrower or any of its other Restricted Subsidiaries, (C) such Lien shall secure only those obligations which it secures on the date such Person becomes a Restricted Subsidiary of the Borrower, and (D) the Indebtedness secured by such Lien is permitted pursuant to §9.1(i);

(xvii) Liens created by the Borrower pursuant to the CLIF Pledge Agreement and any substantially similar pledge created by the Borrower with respect to the Voting Stock and/or Capital Stock of any Additional Securitization Entity in connection with a Permitted Securitization;

(xviii) [Reserved];

(xix) other Liens not permitted under the foregoing clauses securing Indebtedness or other obligations of the Borrower and/or its Restricted Subsidiaries permitted under §9.1(k).

9.2.2. Restrictions on Negative Pledges and Upstream Limitations. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to (a) enter into or permit to exist any arrangement or agreement (excluding the Credit Agreement and the other Loan Documents) which directly or indirectly prohibits the Borrower or any of its Restricted Subsidiaries from creating, assuming or incurring any Lien upon its properties, revenues or assets or those of any of its Restricted Subsidiaries whether now owned or hereafter acquired, or (b) enter into any agreement, contract or arrangement (excluding the Credit Agreement and the other Loan Documents) restricting the ability of any Restricted Subsidiary of the Borrower to pay or make dividends or distributions in cash or kind to the Borrower, to make loans, advances or other payments of whatsoever nature to the Borrower, or to make transfers or distributions of all or any part of its assets to the Borrower; in each case other than (i) restrictions on specific assets permitted under §9.2.1, (ii) customary anti-assignment provisions contained in leases, permit, licensing agreements and other contracts entered into by the Borrower or such Restricted Subsidiary in the ordinary course of its business, (iii) restrictions and conditions imposed by any laws, rules or regulations of any Governmental Authority, (iv) restrictions and conditions arising under this Credit Agreement and the other Loan Documents, (v) restrictions and conditions existing on the Closing Date and listed on Schedule 9.2.2 hereto; provided, however, that the scope or duration of any such restrictions and conditions shall not be amended or modified subsequent to the Closing Date, (vi) customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary that is permitted pursuant to the terms of this Credit Agreement and the other Loan Documents pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (vii) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Credit Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (viii) customary provisions in joint venture agreements related to Investments that are permitted pursuant to Section 9.3 provided that such restrictions relate solely to the respective joint venture or the Capital Stock therein, and (ix) restrictions and conditions set forth in Section 9.13 hereof, and (x) restrictions and conditions contained in any agreements existing at the time of (and not created in contemplation of or in connection with) a Permitted Acquisition or other transaction not prohibited by this Credit Agreement or any other Loan Document, provided that such restrictions and conditions apply only to the Person or assets so acquired in connection with such Permitted Acquisition or other transaction.

9.3. Restrictions on Investments. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, make or permit to exist or to remain outstanding any Investment except Investments in:

(a) marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase by the Borrower;

(b) demand deposits, certificates of deposit, bank acceptances and time deposits of United States banks having total assets in excess of $1,000,000,000;

(c) securities commonly known as “commercial paper” issued by a corporation organized and existing under the laws of the United States of America or any state thereof that at the time of purchase have been rated and the ratings for which are not less than “P-1” if rated by Moody’s, and not less than “A-1” if rated by S&P;

(d) Investments existing on the Closing Date hereof in its Subsidiaries, joint ventures and partnerships or listed on Schedule 9.3 hereto;

(e) Investments by the Borrower in CLIF and Additional Securitization Entities in connection with Permitted Securitizations, provided that such Investments are used exclusively for the purpose of financing Containers, Refrigeration Units, Generators, Chassis and other related assets newly financed under such Permitted Securitization;

(f) Investments consisting of accounts receivable owing to the Borrower and its Subsidiaries in the ordinary course of business and payable or dischargeable in accordance with customary terms;

(g) [Reserved];

(h) Investments by the Borrower and its Restricted Subsidiaries in the Borrower or any of its Restricted Subsidiaries or in the Capital Stock thereof;

(i) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers, lessees and suppliers arising in the ordinary course of business;

(j) Investments constituting expenditures for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP or Investments in connection with any permitted Synthetic Lease;

(k) Investments constituting loans and advances to officers and employees of the Borrower or its Subsidiaries arising in the ordinary course of business and in a manner with prior practices, in aggregate amount outstanding not to exceed Five Million Dollars ($5,000,000) at any time outstanding;

(l) Investments pursuant to transactions permitted under §9.5.1;

(m) Investments by the Borrower and its Restricted Subsidiaries in Unrestricted Subsidiaries not exceeding $40,000,000 at any time outstanding so long as neither the Borrower nor any of its other Restricted

Subsidiaries is required to make additional Investments in connection with any Unrestricted Subsidiaries that, if made, would cause such Investments to exceed $40,000,000;

(n) other Investments not exceeding $5,000,000 in the aggregate; and

(o) shares of money market funds that are subject to the risk limiting conditions of Rule 2a-7 or any successor rule of the Securities and Exchange Commission under the Investment Company Act of 1940, as amended.

provided, however, that such Investments will be considered Investments permitted by this §9.3 only if all actions have been taken to the satisfaction of the Agent to provide to the Agent, for the benefit of the Lenders and the Agent, a first priority perfected security interest, free of all Liens other than Permitted Liens, in all of such Investments (i) of amounts in the Borrower’s collection accounts (and investments thereof) as provided in the Intercreditor Agreement, (ii) of proceeds of Collateral, and (iii) of Investments referred to in §9.3(o).

9.4. Restricted Payments. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, make any Restricted Payments if a Default or an Event of Default is then continuing or would result from such payment; provided, that (i) the Borrower may make payments to its Affiliates with respect to services rendered or products delivered to the extent not prohibited by §9.11, and (ii) any direct or indirect, wholly-owned Subsidiary of the Borrower may make Distributions to the Borrower or any Restricted Subsidiary; provided, notwithstanding the foregoing, CLIF may only make Distributions to the Borrower.

9.5. Merger, Consolidation and Disposition of Assets.

9.5.1. Mergers and Acquisitions. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, become a party to any merger, amalgamation or consolidation, or agree to or effect any asset acquisition of a facility, division or line or business or acquisition of a majority of the Voting Stock of any Person (other than the acquisition of assets in the ordinary course of business consistent with past practices and, for the avoidance of doubt, the purchase of Containers, Generators, Chassis and Refrigerated Units shall not be prohibited) except (a) Permitted Acquisitions or (b) if at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall exist (i) one or more Subsidiaries of the Borrower may merge or consolidate with and into the Borrower, and (ii) a Restricted Subsidiary of the Borrower may merge into another Restricted Subsidiary of the Borrower.

9.5.2. Disposition of Assets. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, become a party to or agree to or effect any sale, transfer, conveyance, lease or other disposition of assets, other than (a)

the sale of Investments permitted pursuant to §9.3 hereof (other than §§9.3(d) and (e)); (b) sales permitted under §9.6; (c) the disposition or transfer of assets by the Borrower or its Restricted Subsidiaries to the Borrower or a Restricted Subsidiary; (d) the disposition of obsolete or unusable Containers and Chassis or other assets in the ordinary course of business consistent with past practices; (e) in connection with the Note Placement 2006-1, the Note Placement 2006-2 and any Permitted Securitization; (f) leases of assets in the ordinary course of business consistent with past practices; and (g) the disposition of containers, chassis and generator sets and other assets in the ordinary course of business to the extent that, immediately after giving effect to such disposition, (i) no Default or Event of Default would exist and (ii) the net book value of all such assets that was the subject of any asset disposition in the then current fiscal year of the Borrower (including the proposed asset disposition) would not exceed 15% of the aggregate amount of all assets of the Borrower and its Restricted Subsidiaries determined as of the end of the then most recently ended fiscal year of the Borrower in accordance with GAAP.

9.6. Sale and Leaseback. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any arrangement, directly or indirectly, whereby the Borrower or any Restricted Subsidiary of the Borrower shall sell or transfer any property owned by it in an aggregate amount in excess of $40,000,000 (such amount being in addition to any arrangement or transaction resulting in Indebtedness in existence on the Closing Date and permitted pursuant to §9.1(d)) in order then or thereafter to lease such property or lease other property that the Borrower or any Restricted Subsidiary intends to use for substantially the same purpose as the property being sold or transferred, and provided, that all Indebtedness (including any Capitalized Lease and Synthetic Lease) incurred in connection with the transactions of the type described in this §9.6 shall comply with §§9.1(c), 9.1(d) and 10.1.

9.7. Compliance with Environmental Laws. The Borrower will not, and will not permit any of its Subsidiaries to, (a) use any of the Real Estate or any portion thereof, or any Containers or Generators, for the handling, processing, storage or disposal of Hazardous Substances in any material respect, (b) cause or permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Substances, (c) generate any Hazardous Substances on any of the Real Estate, (d) conduct any activity at any Real Estate or use any Real Estate in any manner so as to cause a release (i.e. releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping) or threatened release of Hazardous Substances on, upon or into the Real Estate or (e) otherwise conduct any activity at any Real Estate or use any Real Estate, Container or Generator in any manner that would violate in any material respect any Environmental Law or bring such Real Estate, Container or Generator, as the case may be (with respect to each clause (a) through e) of this Section), in violation of any Environmental Law in any material respect.

9.8. Employee Benefit Plans. Neither the Borrower nor any ERISA Affiliate will:

(a) engage in any “prohibited transaction” within the meaning of §406 of ERISA or §4975 of the Code which could result in a material liability for the Borrower or any of its Subsidiaries; or

(b) permit any Guaranteed Pension Plan to incur an “accumulated funding deficiency”, as such term is defined in §302 of ERISA, whether or not such deficiency is or may be waived; or

(c) fail to contribute to any Guaranteed Pension Plan to an extent which, or terminate any Guaranteed Pension Plan in a manner which, could result in the imposition of a lien or encumbrance on the assets of the Borrower or any of its Subsidiaries pursuant to §302(f) or §4068 of ERISA; or

(d) amend any Guaranteed Pension Plan in circumstances requiring the posting of security pursuant to §307 of ERISA or §401(a)(29) of the Code;

(e) permit or take any action which would result in the aggregate benefit liabilities (with the meaning of §4001 of ERISA) of all Guaranteed Pension Plans exceeding the value of the aggregate assets of such Plans, disregarding for this purpose the benefit liabilities and assets of any such Plan with assets in excess of benefit liabilities; or

(f) permit or take any action which would contravene any Applicable Pension Legislation and would have a Material Adverse Effect.

9.9. Business Activities. The Borrower will not, and will not permit any of its Restricted Subsidiaries to materially change the general nature of their primary businesses conducted by them on the Closing Date.

9.10. Fiscal Year. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, change the date of the end of its fiscal year from that set forth in §7.4.1.

9.11. Transactions with Affiliates. Except as expressly permitted under §§9.1, 9.2, 9.3, 9.4 and 9.5, the Borrower will not, and will not permit any of its Restricted Subsidiaries to, engage in any transaction with any Affiliate, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Affiliate or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity in which any such Affiliate has a substantial interest or is an officer, director, trustee or partner, on terms more favorable to such Person than would have been obtainable on an arm’s-length basis in the ordinary course of business; provided, this Section 9.11 shall not prohibit any of the transactions between (i) the Borrower and CLIF contemplated by the Indenture or any Related Document, or (ii) the Borrower (or any Subsidiary thereof) and any Additional Securitization Entity in connection with a Permitted Securitization; provided further, that the provision in clause (i) above shall not extend to any amendment, waiver or modification made to the Indenture or any Related Document subsequent to the Closing Date if the effect of such amendment, waiver or modification is to materially decrease (1) the amount of the Management Fee (as defined in the Management Agreement) or (2) the purchase price which is payable to the Borrower for any assets sold by the Borrower under any Related Document.

9.12. Container Management System. (a) The Borrower agrees that (to the extent of its ownership or other interest therein) neither it nor any of its Affiliates shall create, incur, assume or grant or suffer to exist, directly or indirectly, in favor of any Person, any Lien (other than Permitted Liens) on the Container Management System. The Borrower shall promptly take or cause to be taken such actions as may be necessary to discharge any such Lien (other than Permitted Liens).

(b) In the event that the Borrower fails to maintain the Manager Transition Threshold (as defined in the Indenture) or an Early Amortization Event (as defined in the Indenture) or a Manager Default (as defined in the Indenture) or an Event of Default occurs, the Borrower shall cause the Transition Agent (as defined in the Indenture) to obtain the necessary licenses for essential servicing software necessary in order to service the assets included in the Borrowing Base.

9.13. Ownership Interest in Unrestricted Subsidiaries. The Borrower agrees that neither it nor any of its Restricted Subsidiaries or Affiliates shall (i) sell, transfer or otherwise dispose of the Voting Stock or Capital Stock of CLIF except for any such sale, transfer or disposition made pursuant to the terms of the CLIF Pledge Agreement, or (ii) create, incur, assume or grant or suffer to exist, directly or indirectly, in favor of any Person (A) any Lien on the Voting Stock or Capital Stock of CLIF other than (x) the Lien created pursuant to the terms of the CLIF Pledge Agreement and (y) Liens permitted pursuant to §9.2.1(ii) and (iv), and (B) any Lien on the Voting Stock of any Unrestricted Subsidiary not covered in clause (A), other than (x) any Lien created by the Borrower with respect to the Voting Stock and/or Capital Stock of any Additional Securitization Entity in connection with a Permitted Securitization pursuant to an agreement that is substantially similar to the CLIF Pledge Agreement and (y) Liens permitted pursuant to §9.2.1(ii) and (iv).

9.14. Indebtedness of CLIF. The Borrower will not permit the aggregate amount of Indebtedness of CLIF at any time outstanding to exceed the sum of (i) the greater of (a) $785,000,000 or (b) the Asset Base (as defined in the Indenture) and (ii) the aggregate Indebtedness evidenced by derivative contracts that CLIF is required or permitted to maintain pursuant to the terms of the Indenture.

10. FINANCIAL COVENANTS.

The Borrower covenants and agrees that, so long as any Revolving Credit Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or any Lender has any obligation to make any Revolving Credit Loans or the Agent has any obligation to issue, extend or renew any Letters of Credit:

10.1. Consolidated Tangible Net Worth. The Borrower will not permit Consolidated Tangible Net Worth at any time to be less than $190,000,000.

11. CLOSING CONDITIONS.

The obligations of the Lenders to make the initial Revolving Credit Loans and of the Agent to issue any initial Letters of Credit shall be subject to the satisfaction of the following conditions precedent:

11.1. Loan Documents, etc. All proceedings in connection with the transactions contemplated by this Credit Agreement, the other Loan Documents and all other documents incident thereto shall be satisfactory in substance and in form to the Lenders and to the Agent and the Agent’s Special Counsel, and the Lenders, the Agent and such counsel shall have received all information and such counterpart originals or certified or other copies of such documents as the Agent or any Lender may reasonably request.

11.1.1. Loan Documents. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to the Agent and each Lender. Each Lender shall have received a fully executed copy of each such document.

11.2. Certified Copies of Governing Documents. The Agent shall have received from the Borrower a copy, certified by a duly authorized officer of such Person to be true and complete on the Closing Date, of each of its Governing Documents as in effect on such date of certification.

11.3. Corporate or Other Action. All corporate (or other) action necessary for the valid execution, delivery and performance by the Borrower of this Credit Agreement and the other Loan Documents to which it is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Agent shall have been provided to each of the Lenders.

11.4. Incumbency Certificate. The Agent shall have received from the Borrower an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of the Borrower, and giving the name and bearing a specimen signature of each individual who shall be authorized: (a) to sign, in the name and on behalf of the Borrower each of the Loan Documents to which the Borrower is or is to become a party; (b) to make Revolving Credit Loan Requests, Notices of Swing Line Borrowing and Conversion Requests and to apply for Letters of Credit; and (c) to give notices and to take other action on its behalf under the Loan Documents.

11.5. Validity of Liens. The Security Documents shall be effective to create in favor of the Agent a legal, valid and enforceable first (except for Permitted Liens entitled to priority under applicable law) security interest in and Lien upon the Collateral. All filings, recordings, deliveries of instruments and other actions necessary or desirable in the opinion of the Agent to protect and preserve such security interests shall have been duly effected. The Agent shall have received evidence thereof in form and substance satisfactory to the Agent.

11.6. Perfection Certificates and UCC Search Results. The Agent shall have received from the Borrower a completed and fully executed Perfection Certificate and the results of UCC and similar domestic searches with respect to the Collateral, indicating no Liens other than Permitted Liens and otherwise in form and substance satisfactory to the Agent.

11.7. Financial Statements; Projections. The Agent shall have received (a) the financial statements described in §7.4.2 and (b) financial projections of the Borrower for 2006 through 2008, in each case in form and substance reasonably satisfactory to the Agent and each Lender.

11.8. Certificates of Insurance. The Agent shall have received (a) a certificate of insurance from an independent insurance broker dated as of the Closing Date, identifying insurers, types of insurance, insurance limits, and policy terms, and otherwise describing the insurance obtained in accordance with the provisions of the Security Agreement and (b) certified copies of all policies evidencing such insurance (or certificates therefor signed by the insurer or an agent authorized to bind the insurer).

11.9. Other Financings. The Agent shall have received from the Borrower evidence acceptable to the Agent and each Lender that the Note Placement 2006-1 has been consummated on terms and conditions acceptable to the Agent and the Required Lenders.

11.10. Borrowing Base Report. The Agent shall have received from the Borrower the initial Borrowing Base Report dated as of the Closing Date.

11.11. Solvency Certificate. Each of the Lenders shall have received an officer’s certificate of the Borrower dated as of the Closing Date as to the solvency of the Borrower and its Subsidiaries following the consummation of the transactions contemplated herein and in form and substance satisfactory to the Lenders.

11.12. Opinion of Counsel. The Agent shall have received a favorable legal opinion addressed to the Lenders and the Agent, dated as of the Closing Date, in form and substance reasonably satisfactory to the Agent, from:

(a) Sidley Austin LLP, special counsel to the Borrower; and

(b) Lisa Leach, Esq., general counsel to the Borrower.

11.13. Payment of Fees. The Borrower shall have paid to the Lenders or the Agent, as appropriate, the Fees and shall have paid all reasonable outstanding legal and other professional fees pursuant to §16.2.

11.14. Appraisal and Valuation Report. The Agent and each Lender shall have a copy of the final Appraisal and Valuation Report.

12. CONDITIONS TO ALL BORROWINGS.

The obligations of the Lenders to make any Revolving Credit Loan, and of the Agent to issue, extend or renew any Letter of Credit, in each case whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:

12.1. Representations True; No Event of Default. Each of the representations and warranties of any of the Borrower and its Subsidiaries contained in this Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Credit Agreement shall be true as of the date as of which they were made and shall also be true at and as of the time of the making of such Revolving Credit Loan or the issuance, extension or renewal of such Letter of Credit, with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or not prohibited by this Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business, in each case referred to above, that singly or in the aggregate would not have a Material Adverse Effect, and to the extent that such representations and warranties relate expressly to an earlier date) and no Default or Event of Default shall have occurred and be continuing or would result from the making of such Revolving Credit Loan or the issuance, extension or renewal of such Letter of Credit. The Agent shall have received a certificate of the Borrower signed by an authorized officer of the Borrower to such effect.

12.2. Borrowing Base Report. The Agent shall have received the most recent Borrowing Base Report required to be delivered to the Agent in accordance with §8.4(e) and, if requested by the Agent, a Borrowing Base Report dated within five (5) days of the Drawdown Date of such Revolving Credit Loan or of the date of issuance, extension or renewal of such Letter of Credit.

13. EVENTS OF DEFAULT; ACCELERATION; ETC.

13.1. Events of Default and Acceleration. If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur:

(a) the Borrower shall fail to pay any principal of the Revolving Credit Loans or any Reimbursement Obligation when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(b) the Borrower or any of its Subsidiaries shall fail to pay any interest on the Revolving Credit Loans, any Fees, or other sums due hereunder or under any of the other Loan Documents, within three (3) Business Days of the date the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(c) the Borrower shall fail to comply (i) with any of its covenants contained in §§8.12, 9 (with the exception of 9.7) or 10, or (ii) within ten (10) days after the delivery dates required therein, with any of its covenants contained in §§8.4 or 8.9;

(d) the Borrower or any of its Subsidiaries shall fail to perform any term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this §13.1) for thirty (30) days after written notice of such failure has been given to the Borrower by the Agent;

(e) any representation or warranty of the Borrower or any of its Subsidiaries in this Credit Agreement or any of the other Loan Documents or in any other document or instrument delivered pursuant to or in connection with this Credit Agreement shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated (with such qualifications applicable at such time);

(f) the Borrower or any of its Subsidiaries shall fail to pay at maturity, or within any applicable period of grace, any obligation for borrowed money or credit received or in respect of any Capitalized Leases in the aggregate amount of $7,000,000 or more, or fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing borrowed money or credit received or in respect of any Capitalized Leases in the aggregate amount of $7,000,000 or more for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof, or any such holder or holders shall rescind or shall have a right to rescind the purchase of any such obligations;

(g) the Borrower or any of its Subsidiaries shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of the Borrower or any of its Subsidiaries or of any substantial part of the assets of the Borrower or any of its Subsidiaries or shall commence any case or other proceeding relating to the Borrower or any of its Subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against the Borrower or any of its Subsidiaries and the Borrower or any of its Subsidiaries shall indicate its approval thereof, consent thereto or acquiescence therein or such petition or application shall not have been dismissed within sixty (60) days following the filing thereof;

(h) a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating the Borrower or any of its Subsidiaries bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of the Borrower or any Subsidiary of the Borrower in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

(i) there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty (30) consecutive days, any final judgment against the Borrower or any of its Subsidiaries not covered by insurance that, with other outstanding final judgments, undischarged, against the Borrower or any of its Subsidiaries not covered by insurance exceeds in the aggregate $3,000,000;

(j) if any of the Loan Documents shall be cancelled, terminated, revoked or rescinded or if the Agent’s security interests, mortgages or liens in a substantial portion of the Collateral shall cease to be perfected, or shall cease to have the priority contemplated by the Security Documents, in each case otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Lenders, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of the Borrower or any of its Subsidiaries party thereto or any of their respective members or stockholders (as the case may be), or any court of competent jurisdiction or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

(k) the Borrower or any ERISA Affiliate incurs any liability to the PBGC or a Guaranteed Pension Plan pursuant to Title IV of ERISA in an aggregate amount exceeding $3,000,000, or the Borrower or any ERISA Affiliate is assessed withdrawal liability pursuant to Title IV of ERISA by a Multiemployer Plan requiring aggregate annual payments exceeding $3,000,000, or any of the following occurs with respect to a Guaranteed Pension Plan: (i) an ERISA Reportable Event, or a failure to make a required installment or other payment (within the meaning of §302(f)(1) of ERISA), provided, that the Agent determines in its reasonable discretion that such event (A) could be expected to result in liability of the Borrower or any of its Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $3,000,000 and (B) could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC, for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan or for the imposition of a lien in favor of such Guaranteed Pension Plan; or (ii) the appointment by a United States District Court of a trustee to administer such Guaranteed Pension Plan; or (iii) the institution by the PBGC of proceedings to terminate such Guaranteed Pension Plan;

(l) there shall occur any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty, which in any such case causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of the Borrower or any of its Subsidiaries if such event or circumstance is not covered by business interruption insurance and would reasonably be expected to have a Material Adverse Effect;

(m) a Change of Control shall occur;

(n) the sum of the outstanding amount of the Revolving Credit Loans, the Swing Line Loans, the Maximum Drawing Amount and all Unpaid Reimbursement Obligations exceeds the lesser of (a) the Total Commitment at such time and (b) the Borrowing Base at such time and the Borrower does not remedy such situation (by payment of the amount set forth in § 3.2 or otherwise) within ten (10) days;

(o) there shall occur the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by the Borrower or any of its Subsidiaries if such loss, suspension, revocation or failure to renew would reasonably be expected to have a Material Adverse Effect; or

(p) the Borrower or any of its Subsidiaries shall be indicted for a state or federal crime, for which the punishment in such case could include the forfeiture of any assets of the Borrower or such Subsidiary not included in the Borrowing Base but having a fair market value in excess of $7,000,000;

then, and in any such event, so long as the same may be continuing, the Agent may, and upon the request of the Required Lenders shall, by notice in writing to the Borrower declare all amounts owing with respect to this Credit Agreement, the Notes and the other Loan Documents and all Reimbursement Obligations to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided, that in the event of any Event of Default specified in §§13.1(g) or 13.1(h), all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Agent or any Lender.

13.2. Termination of Commitments. If any one or more of the Events of Default specified in §§13.1(g) or §13.1(h) shall occur, any unused portion of the credit hereunder shall forthwith terminate and each of the Lenders shall be relieved of all further obligations to make Revolving Credit Loans to the Borrower and the Agent shall be relieved of all further obligations to issue, extend or renew Letters of Credit. If any other Event of Default shall have occurred and be continuing, the Agent may and, upon the request of the Required Lenders, shall, by notice in writing to the Borrower, terminate the unused portion of the credit hereunder, and upon such notice being given such unused portion of the credit hereunder shall terminate immediately and each of the Lenders shall be relieved of all further obligations to make Revolving Credit Loans and the Agent shall be relieved of all further obligations to issue, extend or renew Letters of Credit. No termination of the credit hereunder shall relieve the Borrower or any of its Subsidiaries of any of the Obligations other than Commitment Fees not yet accrued.

13.3. Remedies. In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Lenders shall have accelerated the maturity of the Revolving Credit Loans pursuant to §13.1, each Lender, if owed any amount with respect to the Revolving Credit Loans or the Reimbursement Obligations, may, with the consent of the Required Lenders but not otherwise, proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Credit Agreement and the other Loan Documents or any instrument pursuant to which the Obligations to such Lender are evidenced, including as permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of such Lender. No remedy herein conferred upon any Lender or the Agent or the holder of any Note or purchaser of any Letter of Credit Participation is intended to be exclusive of any other remedy and each and every remedy shall, to the extent permitted by applicable law, be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

13.4. Distribution of Collateral Proceeds. In the event that, following the occurrence or during the continuance of any Event of Default, the Agent or any Lender, as the case may be, receives any monies in connection with the enforcement of any of the Security Documents, or otherwise with respect to the realization upon any of the Collateral, such monies shall be distributed for application as follows:

(a) First, to the payment of, or (as the case may be) the reimbursement of the Agent for or in respect of all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Agent in connection with the collection of such monies by the Agent, for the exercise, protection or enforcement by the Agent of all or any of the rights, remedies, powers and privileges of the Agent under this Credit Agreement or any of the other Loan Documents or in respect of the Collateral or in support of any provision of adequate indemnity to the Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Agent to such monies;

(b) Second, to all other Obligations; provided, however, that (i) distributions shall be made (A) pari passu among Obligations with respect to the Fees and all other Obligations and (B) with respect to each type of Obligation owing to the Lenders, such as interest, principal, fees and expenses, among the Lenders pro  rata, and (ii) the Agent may in its discretion make proper allowance to take into account any Obligations not then due and payable;

(c) Third, upon payment and satisfaction in full or other provisions for payment in full satisfactory to the Lenders and the Agent of all of the Obligations, to the payment of any obligations required to be paid pursuant to §9-608(a)(1)(C) or 9 615(a)(3) of the Uniform Commercial Code of the State of New York; and

(d) Fourth, the excess, if any, shall be returned to the Borrower or, to the extent directed by applicable legal authority, to such other Persons as are legally entitled thereto.

14. THE ADMINISTRATIVE AGENT.

14.1. Authorization; Reliance by Agent.

(a) Appointment and Authority. Each of the Lenders hereby irrevocably appoints Deutsche Bank Trust Company Americas to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent and the Lenders and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

(b) The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Revolving Credit Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Revolving Credit Loan or the issuance of such Letter of Credit. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(c) The relationship between the Agent and each of the Lenders is that of an independent contractor. The use of the term “Agent” is for convenience only and is used to describe, as a form of convention, the independent contractual relationship between the Agent and each of the Lenders. Nothing contained in this Credit Agreement nor the other Loan Documents shall be construed to create an agency, trust or other fiduciary relationship between the Agent and any of the Lenders.

(d) As an independent contractor empowered by the Lenders to exercise certain rights and perform certain duties and responsibilities hereunder and under the other Loan Documents, the Agent is nevertheless a “representative” of the Lenders, as that term is defined in Article 1 of the Uniform Commercial Code, for purposes of actions for the benefit of the Lenders and the Agent with respect to all collateral security and guaranties contemplated by the Loan Documents. Such actions include the designation of the Agent as “secured party”, “mortgagee” or the like on all financing statements and other documents and instruments, whether recorded or otherwise, relating to the attachment, perfection, priority or enforcement of any security interests, mortgages or deeds of trust in collateral security intended to secure the payment or performance of any of the Obligations, all for the benefit of the Lenders and the Agent.

14.2. Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent, and all reasonable fees and expenses of any such Persons shall be paid by the Borrower. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

14.3. Exculpatory Provisions. The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary), or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 16.12 and 13.3 or (ii) in the absence of its own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any Default or an Event of Default unless and until notice describing such Default or an Event of Default is given to the Agent by the Borrower or a Lender.

The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Credit Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or an Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Credit Agreement, any other Loan Document or any other agreement, instrument or document, (v) the value of any Collateral or (vi) the satisfaction of any condition set forth in Section 11 or 12 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

14.4. No Representations.

14.4.1. General. The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Lenders, with respect to the credit worthiness or financial conditions of the Borrower or any of its Subsidiaries.

14.4.2. Closing Documentation, etc. For purposes of determining compliance with the conditions set forth in §11, each Lender that has executed this Credit Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document and matter either sent, or made available, by the Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be to be consent to or approved by or acceptable or satisfactory to such Lender, unless an officer of the Agent active upon the Borrower’s account shall have received notice from such Lender prior to the Closing Date specifying such Lender’s objection thereto and such objection shall not have been withdrawn by notice to the Agent to such effect on or prior to the Closing Date.

14.4.3. Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Credit Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

14.5. Payments.

14.5.1. Payments to Agent. A payment by the Borrower to the Agent hereunder or any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender. The Agent agrees promptly to distribute to each Lender such Lender’s pro rata share of payments received by the Agent for the account of the Lenders except as otherwise expressly provided herein or in any of the other Loan Documents.

14.5.2. Distribution by Agent. If in the opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

14.5.3. Delinquent Lenders. Notwithstanding anything to the contrary contained in this Credit Agreement or any of the other Loan Documents, any Lender that fails (a) to make available to the Agent its pro rata share of any Revolving Credit Loan or to purchase any Letter of Credit Participation or (b) to comply with the provisions of §16.1 with respect to making dispositions and arrangements with the other Lenders, where such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Lenders, in each case as, when and to the full extent required by the provisions of this Credit Agreement, shall be deemed delinquent (a “Delinquent Lender”) and shall be deemed a Delinquent Lender until such time as such delinquency is satisfied. A Delinquent Lender shall be deemed to have assigned any and all payments due to it from the Borrower, whether on account of outstanding Revolving Credit Loans, Unpaid Reimbursement Obligations, interest, fees or otherwise, to the remaining nondelinquent Lenders for application to, and reduction of, their respective pro rata shares of all outstanding Revolving Credit Loans and Unpaid Reimbursement Obligations. The Delinquent Lender hereby authorizes the Agent to distribute such payments to the nondelinquent Lenders in proportion to their respective pro rata shares of all outstanding Revolving Credit Loans and Unpaid Reimbursement Obligations. A Delinquent Lender shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Revolving Credit Loans and Unpaid Reimbursement Obligations of the nondelinquent Lenders, the Lenders’ respective pro rata shares of all outstanding Revolving Credit Loans and Unpaid Reimbursement Obligations have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.

14.6. Holders of Notes. The Agent may deem and treat the payee of any Note or the purchaser of any Letter of Credit Participation as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

14.7. Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under § 16.2 or § 16.3 to be paid by it to the Agent (or any sub-agent thereof) or any Related Party of the Agent, each Lender severally agrees to pay to the Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent) or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent) in connection with such capacity. The obligations of each Lender under this § 14.7 are several.

14.8. Rights as Lender. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

14.9. Resignation of Agent. The Agent may at any time by giving thirty (30) days prior written notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor, which (i) shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States and (ii) unless a Default or Event of Default shall have occurred and be continuing, shall be acceptable to the Borrower. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent which shall be a financial institution having a rating of not less than “A” or its equivalent by S&P. If the Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged. from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring (or retired) Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring (or retired) Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 16.2 shall continue in effect for the benefit of such retiring (or retired) Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring (or retired) Agent was acting as Agent.

14.10. Notification of Defaults and Events of Default. Each Lender hereby agrees that, upon learning of the existence of a Default or an Event of Default, it shall promptly notify the Agent thereof. The Agent hereby agrees that upon receipt of any notice under this §14.10, the Agent shall promptly notify the other Lenders of the existence of such Default or Event of Default.

14.11. Duties in the Case of Enforcement. In case one of more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Agent shall, if (a) so requested by the Required Lenders and (b) the Lenders have provided to the Agent such additional indemnities and assurances against expenses and liabilities as the Agent may reasonably request, proceed to enforce the provisions of the Security Documents authorizing the sale or other disposition of all or any part of the Collateral and exercise all or any such other legal and equitable and other rights or remedies as it may have in respect of such Collateral. The Required Lenders may direct the Agent in writing as to the method and the extent of any such sale or other disposition, the Lenders hereby agreeing to indemnify and hold the Agent, harmless from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, provided that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent’s compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction.

14.12. Agent May File Proofs of Claim.

(a) In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial, administrative or like proceeding or any assignment for the benefit of creditors relative to the Borrower or any of its Subsidiaries, the Agent (irrespective of whether the principal of any Revolving Credit Loan, Reimbursement Obligation or Unpaid Reimbursement Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding, under any such assignment or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Revolving Credit Loans, Reimbursement Obligations or Unpaid Reimbursement Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agent and their respective agents and counsel and all other amounts due the Lenders and the Agent under §§2.2, 4.6, 5.1 and 16.2) allowed in such proceeding or under any such assignment; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

(b) Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding or under any such assignment is hereby authorized by each Lender to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders, nevertheless to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under §§2.2, 4.6, 5.1 and 16.2.

(c) Nothing contained herein shall authorize the Agent to consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations owed to such Lender or the rights of any Lender or to authorize the Agent to vote in respect of the claim of any Lender in any such proceeding or under any such assignment.

14.13. No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Joint Lead Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Agent or a Lender hereunder.

15. ASSIGNMENT.

15.1. General Conditions. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (a) to an Eligible Assignee in accordance with the provisions of §15.2, (b) by way of participation in accordance with the provisions of Section 15.4, or (c) by way of pledge or assignment of a security interest subject to the restrictions of §15.4 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 15.4 and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement or any of the other Loan Documents.

15.2. Assignments. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that:

(a) except in the cases of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loan of the assigning Lender subject to each such assignment (determined as of the date on which the Assignment and Acceptance with respect to such assignment is delivered to the Agent) shall not be less than $5,000,000 unless each of the Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed);

(b) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loan or the Commitment assigned;

(c) any assignment of a Commitment must be approved by the Agent (such consent not to be unreasonably withheld or delayed) unless the Person that is the proposed assignee is itself a Lender, an Affiliate of a Lender or an Approved Fund; and

(d) the parties to each assignment shall execute and deliver to the Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Agent pursuant to §15.3, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Acceptance have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of (i) §§5.1.2, 5.1.4, 5.4, 5.5, 5.6, and 5.8 with respect to facts and circumstances occurring prior to the effective date of such assignment and (ii) §16.3 notwithstanding such assignment. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this paragraph shall be null and void.

15.3. Register. The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Revolving Credit

Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

15.4. Participations. Any Lender may at any time, with the approval, not to be unreasonably withheld or delayed of the Borrower so long as no Default or Event of Default is continuing, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (a) such Lender’s obligations under this Credit Agreement shall remain unchanged, (b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (c) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver of the type described in § 16.12(a) or § 16.12(b), that in each case, affects such Participant. Subject to the last paragraph of this Section 15.4, the Borrower agrees that each Participant shall be entitled to the benefits of §§ 5.1.2, 5.1.4, 5.4, 5.5, 5.6 and 5.8 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to § 15.2. To the extent permitted by law, each Participant also shall be entitled to the benefits of § 16.1 as though it were a Lender, provided such Participant agrees to be subject to § 16.1 as though it were a Lender.

A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of § 5.12 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with § 5.13 as though it were a Lender.

15.5. Certain Pledges. A Lender may at any time grant a security interest in all or any portion of its rights under this Credit Agreement to secure obligations of such Lender, including without limitation (a) any pledge or assignment to secure obligations to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. §341 and (b) with respect to any Lender that is a Fund, to any lender or any trustee for, or any other representative of, holders of obligations owed or securities issued by such Fund as security for such obligations or securities or any institutional custodian for such Fund or for such lender; provided that no such grant shall release such Lender from any of its obligations hereunder or substitute any such secured party for such Lender as a party hereto.

15.6. New Notes. Upon its receipt of an Assignment and Acceptance executed by the parties to such assignment, together with each Note subject to such assignment, the Agent shall (a) record the information contained therein in the Register, and (b) give prompt notice thereof to the Borrower and the Lenders (other than the assigning Lender). The Borrower, at its own expense, shall, promptly upon its receipt thereof, execute and deliver to the Agent, in exchange for each surrendered Note, a new Note to the order of such Assignee in an amount equal to the amount assumed by such Assignee pursuant to such Assignment and Acceptance and, if the assigning Lender has retained some portion of its obligations hereunder, a new Note to the order of the assigning Lender in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes (after giving effect to any permanent reductions in the applicable Commitments), shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the assigned Notes. The surrendered Notes shall be cancelled and returned to the Borrower.

15.7. Assignment by Borrower. The Borrower shall not assign or transfer any of its rights or obligations under any of the Loan Documents without the prior written consent of each of the Lenders.

16. PROVISIONS OF GENERAL APPLICATIONS.

16.1. Setoff; Proration of Payments. The Borrower hereby grants to the Agent and each of the Lenders a continuing lien, security interest and right of setoff as security for all liabilities and obligations to the Agent and each Lender, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of the Agent or such Lender or any Lender Affiliate and their successors and assigns or in transit to any of them. Regardless of the adequacy of any collateral, if any of the Obligations are due and payable and have not been paid or any Event of Default shall have occurred, any deposits or other sums credited by or due from any of the Lenders to the Borrower and any securities or other property of the Borrower in the possession of such Lender may, to the extent permitted by applicable law, be applied to or set off by such Lender against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrower to such Lender. ANY AND ALL RIGHTS TO REQUIRE ANY LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

Each of the Lenders agree with each other Lender that (a) if an amount to be set off is to be applied to Indebtedness of the Borrower to such Lender, other than Indebtedness evidenced by the Notes held by such Lender or constituting Reimbursement Obligations owed to such Lender, such amount shall be applied ratably to such other Indebtedness and to the Indebtedness evidenced by all such Notes held by such Lender or constituting Reimbursement Obligations owed to such Lender, and (b) if such Lender shall receive from the Borrower, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim evidenced by the Notes held by, or constituting Reimbursement Obligations owed to, such Lender by proceedings against the Borrower at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Note or Notes held by, or Reimbursement Obligations owed to, such Lender any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Notes held by, and Reimbursement Obligations owed to, all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Notes held by it or Reimbursement Obligations owed it, its proportionate payment as contemplated by this Credit Agreement; provided, that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

16.2. Expenses. The Borrower agrees to pay (a) the reasonable costs of the Agent in producing and reproducing this Credit Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) the reasonable fees, expenses and disbursements of the Agent’s Special Counsel or any local counsel to the Agent incurred in connection with the preparation, syndication, administration or interpretation of the Loan Documents and other instruments mentioned herein, each closing hereunder, any amendments, modifications, approvals, consents or waivers hereto or hereunder requested by the Borrower, or the cancellation of any Loan Document upon payment in full in cash of all of the Obligations or pursuant to any terms of such Loan Document for providing for such cancellation, (c) the reasonable fees, expenses and disbursements of the Agent or any of its affiliates incurred by the Agent or such affiliate in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein as provided in the Fee Letter, including all commercial finance examination charges, (d) all reasonable out-of-pocket expenses (including without limitation reasonable attorneys’ fees and costs, which attorneys may be employees of any Lender or the Agent, and reasonable consulting, accounting, appraisal, commercial finance examination, investment banking and similar professional fees and charges) incurred by any Lender or the Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower or any of its Subsidiaries or the administration thereof after the occurrence of a Default or Event of Default and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to any Lender’s or the Agent’s relationship with the Borrower or any of its Subsidiaries in connection herewith and (e) all reasonable fees, expenses and disbursements of the Agent incurred in connection with UCC searches, UCC filings or mortgage recordings relating to the Loan Documents. The covenants contained in this §16.2 shall survive payment or satisfaction in full of all other Obligations.

16.3. Indemnification. The Borrower agrees to indemnify and hold harmless the Agent, its affiliates, its sub-agents, the Issuing Bank, each Lender, each Joint Lead Arranger and each Related Party of any of the foregoing (each, an “Indemnified Party”) from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and related expenses of every nature and character (other than taxes) arising out of this Credit Agreement or any of the other Loan Documents, the performance by the respective parties of their obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby including, without limitation, (a) any actual or proposed use by the Borrower or any of its Subsidiaries of the proceeds of any of the Revolving Credit Loans or Letters of Credit, (b) the reversal or withdrawal of any provisional credits granted by the Agent upon the transfer of funds from lock box, bank agency, concentration accounts or otherwise under any cash management arrangements with the Borrower or any Subsidiary or in connection with the provisional honoring of funds transfers, checks or other items, (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort, or any other theory, and regardless of whether any Indemnified Party is a party thereof, (d) any civil penalty or fine assessed by OFAC against, and all reasonable costs and expenses (including reasonable counsel fees and disbursements) incurred in connection with defense thereof by, the Agent or any Lender as a result of conduct of the Borrower that violates a sanction enforced by OFAC or (e) with respect to the Borrower and its Subsidiaries and their respective properties and assets, the violation of any Environmental Law, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property), in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding; provided, however, the Borrower shall not be responsible for any liabilities, losses, damages and/or expenses under this §16.3 were caused by such Indemnified Party’s own gross negligence or willful misconduct. In litigation, or the preparation therefor, the Lenders and the Agent and its affiliates shall be entitled to select their own counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel. To the extent that the respective interests of the Lenders and the Agent in such litigation do not, and reasonably could not be expected to, conflict (such determination of existing or potential conflict to be made by the Lenders and the Agent using their reasonable good faith judgment), the Lenders and the Agent shall make reasonable efforts to use common counsel in connection with such litigation and the preparation therefor. If, and to the extent that the obligations of the Borrower under this §16.3 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The covenants contained in this §16.3 shall survive payment or satisfaction in full of all other Obligations.

16.4. Treatment of Certain Confidential Information.

16.4.1. Confidentiality. Each of the Lenders and the Agent agrees, on behalf of itself and each of its affiliates, directors, officers, employees and representatives, to use reasonable precautions to keep confidential, in accordance with their customary procedures for handling confidential information of the same nature and in accordance with safe and sound banking practices, any non-public information supplied to it by the Borrower or any of its Subsidiaries pursuant to this Credit Agreement that is identified by such Person as being confidential at the time the same is delivered to the Lenders or the Agent, provided that nothing herein shall limit the disclosure of any such information (a) after such information shall have become public other than through a violation of this §16.4, or becomes available to any of the Lenders or the Agent on a nonconfidential basis from a source other than the Borrower, (b) to the extent required by statute, rule, regulation or judicial process, (c) to counsel for any of the Lenders or the Agent, (d) to bank examiners or any other regulatory authority having jurisdiction over any Lender or the Agent, or to auditors or accountants, so long as such information is disclosed to such Persons on a confidential basis and such Persons are made aware of the applicability thereto of the provisions of this §16.4.1, (e) to the Agent, any Lender or any Financial Affiliate, (f) in connection with any litigation to which any one or more of the Lenders, the Agent or any Financial Affiliate is a party, or in connection with the enforcement of rights or remedies hereunder or under any other Loan Document, (g) to a Lender Affiliate or a Subsidiary or affiliate of the Agent, so long as such information is disclosed to such Persons on a confidential basis and such Persons are made aware of the applicability thereto of the provisions of this §16.4.1, (h) to any actual or prospective assignee or any actual or prospective counterparty (or its advisors) to any swap or derivative transactions referenced to credit or other risks or events arising under this Credit Agreement or any other Loan Document so long as such assignee or counterparty, as the case may be, agrees to be bound by the provisions of §16.4 or (i) with the prior written consent of the Borrower. Notwithstanding anything herein to the contrary: (i) each party hereto (and each employee, representative or other agent of such party) may disclose to any and all Persons, beginning immediately upon commencement of discussions regarding the transactions contemplated hereby, and without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to such party (or such employee, representative or other agent of such party) relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Loans, Letters of Credit and transactions contemplated hereby; and (ii) any Lender may disclose confidential information, without notice to the

Borrower, to governmental regulatory authorities in connection with any regulatory examination of such Lender or in accordance with such Lender’s regulatory compliance policy.

16.4.2. Prior Notification. Unless specifically prohibited by applicable law or court order, each of the Lenders and the Agent shall, prior to disclosure thereof, notify the Borrower of any request for disclosure of any such non-public information by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) or pursuant to legal process.

16.4.3. Other. In no event shall any Lender or the Agent be obligated or required to return any materials furnished to it or any Financial Affiliate by the Borrower or any of its Subsidiaries. The obligations of each Lender under this §16.4 shall supersede and replace the obligations of such Lender under any confidentiality letter in respect of this financing signed and delivered by such Lender to the Borrower prior to the date hereof and shall be binding upon any assignee of any interest in any of the Revolving Credit Loans or Reimbursement Obligations from any Lender and shall apply to all information delivered to such Person either before or after the date of this Credit Agreement.

16.5. Survival of Covenants, Etc. All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower or any of its Subsidiaries pursuant hereto shall be deemed to have been relied upon by the Lenders and the Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of any of the Revolving Credit Loans and the issuance, extension or renewal of any Letters of Credit, as herein contemplated, and shall continue in full force and effect so long as any Letter of Credit or any amount due under this Credit Agreement or the Notes or any of the other Loan Documents remains outstanding or any Lender has any obligation to make any Revolving Credit Loans or the Agent has any obligation to issue, extend or renew any Letter of Credit, and for such further time as may be otherwise expressly specified in this Credit Agreement. All statements contained in any certificate or other paper delivered to any Lender or the Agent at any time by or on behalf of the Borrower or any of its Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower or such Subsidiary hereunder that the matters set forth therein are true and correct in all material respects as of the time delivered.

16.6. Notices. Except as otherwise expressly provided in this Credit Agreement, all notices and other communications made or required to be given pursuant to this Credit Agreement or the Notes or any Letter of Credit Applications shall be in writing and shall be delivered in hand, mailed by United States registered or certified first class mail, postage prepaid, sent by overnight courier, or sent by telegraph, telecopy, facsimile or telex and confirmed by delivery via courier or postal service, addressed as follows:

(a) if to the Borrower, at One Maynard Drive, Park Ridge, New Jersey 07656, Attention: Daniel DeBlasio, or at such other address for notice as the Borrower shall last have furnished in writing to the Person giving the notice;

(b) if to the Agent, at Deutsche Bank Trust Company Americas, 60 Wall Street, MS NYC60-0208, New York, New York 10005, Attention: Evelyn Thierry, or such other address for notice as the Agent shall last have furnished in writing to the Person giving the notice; and

(c) if to any Lender, at such Lender’s address set forth on Schedule 1 hereto, or such other address for notice as such Lender shall have last furnished in writing to the Person giving the notice.

Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier or facsimile to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer or the confirmation of transmission of such facsimile and (ii) if sent by registered or certified first-class mail, postage prepaid, on the fifth Business Day following the mailing thereof. Any notice or other communication to be made hereunder or under the Notes or any Letter of Credit Applications, even if otherwise required to be in writing under other provisions of this Credit Agreement, the Notes or any Letter of Credit Applications, may alternatively be made in an electronic record transmitted electronically under such authentication and other procedures as the parties hereto may from time to time agree in writing (but not an electronic record), and such electronic transmission shall be effective at the time set forth in such procedures. Unless otherwise expressly provided in such procedures, such an electronic record shall be equivalent to a writing under the other provisions of this Credit Agreement, the Notes or any Letter of Credit Applications, and such authentication, if made in compliance with the procedures so agreed by the parties hereto in writing (but not an electronic record), shall be equivalent to a signature under the other provisions of this Credit Agreement, the Notes or any Letter of Credit Applications.

16.7. Governing Law; Submission to Jurisdiction; Waiver of Venue. THIS CREDIT AGREEMENT AND, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, EACH OF THE OTHER LOAN DOCUMENTS ARE CONTRACTS UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID STATE OF NEW YORK INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAWS THEREOF BUT OTHERWISE WITHOUT REGARD TO THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW. The Borrower irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Credit Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the full extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Credit Agreement or in any other Loan Document shall affect any right that the Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

16.8. Headings. The captions in this Credit Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

16.9. Counterparts. This Credit Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Credit Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought. Delivery by facsimile by any of the parties hereto of an executed counterpart hereof or of any amendment or waiver hereto shall be as effective as an original executed counterpart hereof or of such amendment or waiver and shall be considered a representation that an original executed counterpart hereof or such amendment or waiver, as the case may be, will be delivered.

16.10. Entire Agreement, Etc. The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Credit Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §16.12.

16.11. Waiver of Jury Trial. THE BORROWER HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS CREDIT AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE AGENT OR ANY LENDER RELATING TO THE ADMINISTRATION OF THE LOANS OR ENFORCEMENT OF THE LOAN DOCUMENTS AND AGREES THAT IT WILL NOT SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.

EXCEPT AS PROHIBITED BY LAW, THE BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THE PRECEDING SENTENCE ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. THE BORROWER (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY LENDER OR THE AGENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH LENDER OR THE AGENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT THE AGENT AND THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT, THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

16.12. Consents, Amendments, Waivers, Etc. Any consent or approval required or permitted by this Credit Agreement to be given by the Lenders may be given, and any term of this Credit Agreement, the other Loan Documents or any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower or any of its Subsidiaries of any terms of this Credit Agreement, the other Loan Documents or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Borrower and the written consent of the Required Lenders. Notwithstanding the foregoing, no amendment, modification or waiver shall:

(a) without the written consent of the Borrower and each Lender directly affected thereby:

(i) reduce or forgive the principal amount of any Revolving Credit Loans or Reimbursement Obligations, or reduce the rate of interest on the Notes or the amount of the Commitment Fee or Letter of Credit Fees (other than interest accruing pursuant to §5.10 following the effective date of any waiver by the Required Lenders of the Default or Event of Default relating thereto);

(ii) increase the amount of such Lender’s Commitment or extend the expiration date of such Lender’s Commitment (it being understood that any amendments or waivers that have the effect of waiving or eliminating any Default or Event of Default shall not constitute an increase in any Lender’s Commitment);

(iii) postpone or extend the Maturity Date or any other regularly scheduled dates for payments of principal of, or interest on, the Revolving Credit Loans or Reimbursement Obligations or any Fees or other amounts payable to such Lender (it being understood that (A) a waiver of the application of the default rate of interest pursuant to §5.10, and (B) any vote to rescind any acceleration made pursuant to §13.1 of amounts owing with respect to the Revolving Credit Loans and other Obligations shall require only the approval of the Required Lenders); and

(iv) other than pursuant to a transaction permitted by the terms of this Credit Agreement, release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their guaranty obligations under the Guaranties (excluding, if the Borrower or any Subsidiary of a Borrower becomes a debtor under the federal Bankruptcy Code, the release of “cash collateral”, as defined in Section 363(a) of the federal Bankruptcy Code pursuant to a cash collateral stipulation with the debtor approved by the Required Lenders);

(b) without the written consent of all of the Lenders, amend or waive this §16.12 or the definition of Required Lenders;

(c) without the written consent of the Agent, amend or waive §14, the amount or time of payment of the Fees payable for the Agent’s account or any other provision applicable to the Agent, or without the consent of the Swing Line Lender, amend or waive any provision of §2.9.

No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances. The Required Lenders shall take such actions, including executing and filing appropriate releases in connection with a sale, transfer or other disposition (including by lease) of Collateral permitted by the terms of this Credit Agreement.

16.13. Severability. The provisions of this Credit Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Credit Agreement in any jurisdiction.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the undersigned have duly executed this Credit Agreement as of the date first set forth above.

CONTAINER LEASING INTERNATIONAL, LLC (D/B/A CARLISLE LEASING INTERNATIONAL, LLC)
By:	/s/ Daniel P. DeBlasio
Name: Daniel P. DeBlasio Title: VP & Chief Financial Officer

Revolving Credit Agreement

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Agent
By:	/s/ Evelyn Thierry
Name: Evelyn Thierry Title: Vice President
By:	/s/ Carin Keegan
Name: Carin Keegan Title: Vice President

Revolving Credit Agreement

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Lender
By:	/s/ Evelyn Thierry
Name: Evelyn Thierry Title: Vice President
By:	/s/ Carin Keegan
Name: Carin Keegan Title: Vice President

Revolving Credit Agreement

WACHOVIA BANK, NATIONAL ASSOCIATION, as Lender
By:	/s/ Grainne M. Pergolini
Name: Grainne M. Pergolini Title: Vice President

Revolving Credit Agreement

Schedule 1

Lenders and Commitments

Lenders	Commitment	Commitment Percentage
Deutsche Bank Trust Company Americas	$50,000,000	50%
Wachovia Bank, National Association	$50,000,000	50%

Revolving Credit Agreement